                                                                  EXHIBIT 4.1


      _________________________________________________________________

                                RHODES, INC.,
                                 as Borrower

      _________________________________________________________________



      _________________________________________________________________
      _________________________________________________________________



                         LOAN AND SECURITY AGREEMENT

                           Dated:  January 12, 1996

                                $65,000,000.00




      _________________________________________________________________
      _________________________________________________________________




      _________________________________________________________________

                          THE FINANCIAL INSTITUTIONS
                  PARTY HERETO FROM TIME TO TIME, as Lenders

                                     and

                   WACHOVIA BANK OF GEORGIA, N.A., as Agent

       _________________________________________________________________

                               TABLE OF CONTENTS


                                                                                                                     Page
SECTION 1.       DEFINITIONS; RULES OF CONSTRUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1.    Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2.    Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         1.3.    Other Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         1.4.    Certain Matters of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

SECTION 2.       CREDIT  FACILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.1.    Revolver Facility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.2.    Term Loan Facility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

SECTION 3.       INTEREST, FEES AND CHARGES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.1.    Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.2.    Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.3.    Computation of Interest and Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.4.    Reimbursement of Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.5.    Reserved . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.6.    Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.7.    Increased Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.8.    Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.9.    Funding Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.10.   Maximum Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

SECTION 4.       LOAN ADMINISTRATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.1.    Manner of Borrowing and Funding Revolver Loans . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.2.    Defaulting Lender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.3.    Special Provisions Governing LIBOR Rate Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.4.    All Loans to Constitute One Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

SECTION 5.       PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.1.    General Payment Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.2.    Repayment of Revolver Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.3.    Repayment of Term Loan Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.4.    Payment of Other Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.5.    Marshalling; Payments Set Aside  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.6.    Allocation of Payments from Borrower.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.7.    Application of Payments and Collections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.8.    Loan Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.9.    Gross Up for Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

SECTION 6.       TERM AND TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.1.    Term of Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.2.    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

SECTION 7.       SECURITY INTERESTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         7.1.    Grant of Security Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         7.2.    Lien Perfection; Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

SECTION 8.       COLLATERAL ADMINISTRATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.1.    General Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.2.    Agreements Regarding Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

SECTION 9.       REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.1.    General Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.2.    Continuous Nature of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . .  41
         9.3.    Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

SECTION 10.      COVENANTS AND CONTINUING AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         10.1.   Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         10.2.   Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         10.3.   Specific Financial Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

SECTION 11.      CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         11.1.   Conditions Precedent to Initial Credit Extensions  . . . . . . . . . . . . . . . . . . . . . . . . .  47
         11.2.   Conditions Precedent to all Credit Extensions  . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         11.3.   Limited Waiver of Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49


SECTION 12.      EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . .  49
         12.1.   Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         12.2.   Acceleration of the Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         12.3.   Other Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         12.4.   Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         12.5.   Remedies Cumulative; No Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

SECTION 13.      AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         13.1.   Appointment, Authority and Duties of Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         13.2.   Agreements Regarding Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         13.3.   Reliance By Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         13.4.   Action Upon Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         13.5.   Ratable Sharing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         13.6.   Indemnification of Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         13.7.   Limitation on Responsibilities of Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         13.8.   Successor Agent and Co-Agents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         13.9.   Consents, Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         13.10.  Due Diligence and Non-Reliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         13.11.  Representations and Warranties of Lenders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         13.12.  The Required Lenders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         13.13.  Several Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         13.14.  Agent in its Individual Capacity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         13.15.  Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         13.16.  Notice of Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60

         13.17.  Replacement of Certain Lenders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         13.18.  Remittance of Payments and Collections.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61

SECTION 14.      BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS . . . . . . . . . . . . . . . . . . . . . . . .  61
         14.1.   Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         14.2.   Participations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         14.3.   Assignments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         14.4.   Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

SECTION 15.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         15.1.   Power of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         15.2.   General Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         15.3.   Survival of All Indemnities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         15.4.   Modification of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         15.5.   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         15.6.   Cumulative Effect; Conflict of Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         15.7.   Execution in Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         15.8.   Agent's or Required Lenders' Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         15.9.   Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         15.10.  Credit Inquiries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         15.11.  Time of Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         15.12.  Entire Agreement; Exhibits and Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         15.13.  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         15.14.  Obligations Several  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         15.15.  Governing Law; Consent To Forum  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         15.16.   Waivers by Borrower . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

                                              LIST OF EXHIBITS AND SCHEDULES


Exhibit A        Form of Revolver Note
Exhibit B        Form of Term Note
Exhibit C        Form of Notice of Conversion/Continuation
Exhibit D        Form of Notice of Borrowing
Exhibit E        Form of Compliance Certificate
Exhibit F        Form of Opinion Contents
Exhibit G        Form of Assignment and Acceptance
Exhibit H        Form of Notice

Schedule 8.1.1            Borrower's Business Locations
Schedule 8.1.1-A          Borrower's Specific Collateral Locations
Schedule 9.1.1            Jurisdictions in which Borrower and each Subsidiary is Authorized to do Business
Schedule 9.1.16           Litigation
Schedule 9.1.18           Pension Plans
Schedule 9.1.21           Labor Contracts
Schedule 10.2.5           Permitted Liens

                         LOAN AND SECURITY AGREEMENT


         THIS LOAN AND SECURITY AGREEMENT is made on January 12, 1996, by and among RHODES, INC. ("Borrower"), a Georgia corporation with its chief executive office and principal place of business at 4370 Peachtree Road, N.E., Atlanta, Georgia 30319; the various financial institutions listed on the signature pages hereof and their respective successors and assigns which become "Lenders" as provided herein (such financial institutions and their respective successors and assigns referred to collectively herein as "Lenders," and individually as a "Lender"); and WACHOVIA BANK OF GEORGIA, N.A. ("Agent"), a national bank with an office at 191 Peachtree Street, N.E., Atlanta, Georgia 30303-1757, in its capacity as "Agent" for the Lenders pursuant to Section 13 hereof.

SECTION 1.       DEFINITIONS; RULES OF CONSTRUCTION

         1.1. DEFINITIONS. As used herein, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

                 Account - shall have the meaning given to "account" in the UCC.

                 Account Debtor - any Person who is or may become obligated under or on account of an Account.

                 Adjusted LIBOR Rate - with respect to each Interest Period for a LIBOR Rate Loan, an interest rate per annum (rounded upwards, to the next 1/16th of one percent) equal to the quotient of (a) the LIBOR Rate in effect for such Interest Period divided by (b) a percentage (expressed as a decimal) equal to 100% minus Statutory Reserves.

                 Adjusted Working Capital - for any period, the sum of Accounts, Inventory and prepaid expenses during such period, minus accounts payable and accrued expenses during such period.

                 Affiliate - a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 10% or more of any class of the Voting Stock of a Person; or (iii) 10% or more of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the Equity Securities) of which is beneficially owned or held by a Person or a Subsidiary of a Person. For purposes hereof, Green Capital shall at all times be considered an "Affiliate" of Borrower.

                 Agent - Wachovia in its capacity as collateral and administrative agent for the benefit of Lenders under the Loan Documents and any successor agent appointed pursuant to Section 13.8 of this Agreement.

                 Agent Indemnitees - Agent in its capacity as agent hereunder and all of Agent's officers, directors and agents.

                 Applicable Law - all laws, rules and regulations applicable to the Person, conduct, transaction, covenant or Loan Documents in question, including all applicable common law and equitable principles; all provisions of all applicable state and federal constitutions, statutes, rules, regulations and orders of governmental bodies; and orders, judgments and decrees of all courts and arbitrators.

                 Applicable Margin - with respect to LIBOR Rate Loans, 1.75%, and with respect to Prime Rate Loans, 0%; provided, however, that if on any day the principal amount of Loans outstanding exceeds on such day 50% of the Value of Eligible Inventory (determined with reference to the most recent Collateral Report), then the Applicable Margin with respect to any of such excess consisting of LIBOR Rate Loans shall be 2.75% and the Applicable Margin with respect to any of such excess consisting of Prime Rate Loans shall be 1.0%. For purposes of determining what portion of any such excess consists of LIBOR Rate Loans or Prime Rate Loans, the entire amount of Prime Rate Loans outstanding on such day shall be allocated to such excess and if such excess exceeds the aggregate of all such Prime Rate Loans, the balance of such excess shall be deemed to be LIBOR Rate Loans.

                 Assignment and Acceptance - an assignment and acceptance entered into by a Lender and an Eligible Assignee and accepted by Agent, in the form of EXHIBIT G.

                 Availability - the amount that Borrower is entitled to borrow from time to time as Revolver Loans, such amount being the difference derived when the sum of the principal amount of Revolver Loans then outstanding (including any amounts that Agent or Lenders may have paid for the account of Borrower pursuant to any of the Loan Documents and that have not been reimbursed by Borrower and any outstanding Settlement Loans) is subtracted from the Borrowing Base. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is 0.

                 Availability Reserve - on any date of determination thereof, an amount equal to the sum of (i) all amounts of past due rent or other charges owing at such time by Borrower to any landlord of any premises where any of the Collateral is located; (ii) any amounts which Borrower is obligated to pay pursuant to the provisions of any of the Loan Documents that Agent or any Lender elects to pay for the account of Borrower in accordance with authority contained in any of the Loan Documents; and (iii) for so long as any Event of Default exists, such additional reserves as Agent in its sole and absolute discretion may elect to impose from time to time, without waiving any such Event of Default or Agent's entitlement to accelerate the maturity of the Obligations as a consequence thereof.

                 Average Availability - for any period, an amount equal to the actual amount of Availability on each day during such period, as determined by Agent, divided by the number of days in such period.

                 Average Revolver Loan Balance - for any month, the amount obtained by adding the aggregate of the unpaid balance of Loan Obligations outstanding at the end of each day for the month in question and by dividing such sum by the number of days in such month.

                 Balances Collateral - all Property of Borrower now or hereafter left with Agent or any Lender or now or hereafter in Agent's or any Lender's possession, all deposit accounts of Borrower now or hereafter opened with Agent or any Lender, all certificates of deposit now or hereafter issued by Agent or any Lender to Borrower, and all Payment Items now or hereafter deposited in or with Agent or any Lender by Borrower for collection.

                 Bankruptcy Code - title 11 of the United States Code.

                 Beneficial - shall mean Beneficial National Bank USA.

                 Beneficial Agreement - shall mean the Merchant Agreement (Revolving Credit Plans) dated as of May 15, 1992 between Borrower and Beneficial setting forth the terms of a private label credit card program established by Beneficial for Borrower's customers.

                 Board of Governors - the Board of Governors of the Federal Reserve Board.

                 Books and Records - all books and records of Borrower at any time relating to any of the Collateral, and in whatever form, including all records contained in any software or computer programs.

                 Borrowing - a borrowing consisting of Revolver Loans made on the same day by Lenders (or by Wachovia in the case of a Borrowing funded by Settlement Loans).

                 Borrowing Base - as at any date of determination thereof, an amount equal to the lesser of (i) $45,000,000 or (ii) an amount equal to 50% of the Value of Eligible Inventory minus the Availability Reserve.

                 Business Day - any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Georgia or is a day on which banking institutions located in such state are closed; provided, however, that when used with reference to a LIBOR Rate Loan (including the making, continuing, prepaying or repaying of any LIBOR Rate Loan), the term "Business Day" shall also exclude any day on which banks are not open for dealings in U.S. Dollar deposits on the London interbank market.

                 Capital Expenditures - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

                 Capitalized Lease Obligation - any Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

                 Cash Collateral - cash and interest earned thereon, held by Agent in the Cash Collateral Account for the Pro Rata benefit of Lenders as security for the Obligations to the extent provided in this Agreement.

                 Cash Collateral Account - the non-interest bearing account designated by Agent from time to time and containing all cash deposits by Borrower with Agent pursuant to this Agreement and subject to Agent's Lien for the Pro Rata benefit of Lenders.

                 Cash Equivalents - (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government having maturities of not more than 12 months from the date of acquisition;
         (ii) domestic certificates of deposit and time deposits having maturities of not more than 12 months from the date of acquisition, bankers' acceptances having maturities of not more than 12 months from the date of acquisition and overnight bank deposits, in each case issued by any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia, which at the time of acquisition are rated A-1 (or better) by Standard & Poor's Corporation or P-1 (or better) by Moody's Investors Services, Inc., and (unless issued by a Lender) not subject to offset rights in favor of such bank arising from any banking relationship with such bank; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above; and (iv) commercial paper having at the time of investment therein or a contractual commitment to invest therein a rating of A-1 (or better) by Standard & Poor's Corporation or P-1 (or better) by Moody's Investors Services, Inc., and having a maturity within 9 months after the date of acquisition thereof.

                 CERCLA - the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. and its implementing regulations.

                 Chattel Paper - shall have the meaning ascribed to the term "chattel paper" in the UCC.

                 Claims - any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys' fees and expenses), whether arising under or in connection with the Loan Documents, under any Applicable Law (including any Environmental Law) or otherwise.

                 Closing Date - the date on which all of the conditions precedent in Section 11 of this Agreement are satisfied and the initial Loans are made under this Agreement.

                 Collateral - all of the Property and interests in Property described in Section 7 of this Agreement, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.

                 Collateral Report - a report to be submitted to Agent by Borrower on a periodic basis as required in this Agreement and setting forth in such form and detail as may be acceptable to Agent the Value, amount and categories of Eligible Inventory.

                 Collateral Reserve Account - a non-interest bearing account which Borrower may be required to open and maintain with Agent and into which Borrower shall cause to be deposited all proceeds of the Collateral.

                 Commitment - at any date for any Lender, the aggregate amount of such Lender's Revolver Commitment and Term Loan Commitment and "Commitments" means the aggregate amount of all Revolver Commitments and Term Loan Commitments.

                 Commitment Termination Date - the date that is the soonest to occur of (i) the last day of the Term, (ii) the date on which any petition for an order for relief under any chapter of the Bankruptcy Code is filed by or against Borrower or any Obligor, (iii) the date on which Agent elects to terminate the Commitments pursuant to Section
         5.2.1 of this Agreement as a consequence of the occurrence of any Event of Default, or (iv) the date on which Borrower elects to terminate the Commitments pursuant to Section 5.2.2 of this Agreement.

                 Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

                 Consolidated EBITDA - for any fiscal period of Borrower, an amount equal to the sum for such fiscal period of (i) Consolidated Net Income, plus (ii) provision for taxes based on income, plus (iii) Consolidated Interest Expense, plus (iv) depreciation, amortization and other non-cash charges.

                 Consolidated Fixed Charge Coverage Ratio - for any fiscal period, the ratio which (A) Consolidated Net Income plus interest expense, provision for taxes, and operating lease expense of Borrower and its Consolidated Subsidiaries in such period, bears to (B) the sum of interest expense and operating lease expense of Borrower and its Consolidated Subsidiaries for the same period.

                 Consolidated Interest Expense - for any period, the total interest expense of Borrower and its Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP.

                 Consolidated Leverage Ratio - at any date, the ratio which Consolidated Debts of Borrower and its Consolidated Subsidiaries on such date bears to Consolidated Net Worth on such date, all as determined under GAAP.

                 Consolidated Net Income - for any period, the net income of Borrower and its Consolidated Subsidiaries for such period, determined on a basis in accordance with GAAP, excluding, however, (i) any extraordinary items and (ii) any equity interest of Borrower or any Consolidated Subsidiary in the unremitted profits or losses or any Person that is not a Subsidiary, in each as likewise determined on a basis in accordance with GAAP.

                 Consolidated Net Worth - the total shareholder's equity (including capital stock, additional paid-in capital and retained earnings, after deducting treasury stock) of Borrower and its Consolidated Subsidiaries which would appear as such on a balance sheet of Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP, minus amounts due from Affiliates and any write-up of assets subsequent to the date of this Agreement.

                 Consolidated Subsidiary - at any date, a Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of Borrower in its consolidated financial statements as of such date.

                 Credit Card Receivables - any and all rights to payment that Borrower may now or hereafter have from a customer or any other Person in connection with any purchase of goods from Borrower by such customer or other Person through the customer's or other Person's use of a credit card, including any and all rights to payment that Borrower may have at any time under or by virtue of the Beneficial Agreement or any other present or future agreement and pursuant to which Borrower is entitled to payment or remittance by reason of Borrower's honoring of any credit card of a customer or other Person.

                 Current Assets - at any date, the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP except that amounts due from Affiliates and investments in Affiliates shall be excluded therefrom.

                 Debt - as applied to a Person means, without duplication: (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date as of which Debt is to be determined, including Capitalized Lease Obligations; (ii) all obligations of other Persons which such Person has guaranteed; (iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person; and
         (iv) in the case of Borrower (without duplication), the Obligations.

                 Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

                 Default Rate - as defined in Section 3.1.5 of this Agreement.

                 Distribution - in respect of any corporation, (i) any payment of any dividends or other distributions on capital stock of the corporation (except distributions in such capital stock) and (ii) any purchase, redemption or other acquisition or retirement for value of any Securities of the corporation or any Affiliate of the corporation unless made contemporaneously from the net proceeds of the sale of Securities.

                 Document - shall have the meaning ascribed to the term "Document" in the UCC.

                 Documents Collateral - all Documents (including warehouse receipts, bill of lading, dock warrants, dock receipts and other documents of title) in any way relating to any the Inventory.

                 Dollars and the sign $ - lawful money of the United States of America.

                 Eligible Assignee - a Lender or an Affiliate of a Lender; a commercial bank organized under the laws of the United States or any state and having total assets in excess of $5,000,000,000 or an asset based lending affiliate of any such bank; or a finance company, insurance company, other financial institution or fund, that is acceptable to Agent and Lenders and that in the ordinary course of business extends credit of the type evidenced by the Notes and has total assets in excess of $200,000,000.

                 Eligible Inventory - such Inventory of Borrower that is new, saleable finished goods inventory consisting of furniture (but excluding any "Accessories" as such term is defined below), which is deemed by Agent to be eligible for advances, but no Inventory shall be Eligible Inventory unless: (i) it is readily marketable in its current form; (ii) it is not subject to a negotiable warehouse receipt or other negotiable instrument; (iii) it is not slow-moving (and, for purposes hereof, goods will be deemed slow-moving to the extent of amounts representing more than 9 months of sales), obsolete or unmerchantable; (iv) it meets all standards imposed by any governmental agency or authority; (v) it conforms in all respects to the warranties and representations set forth in this Agreement; (vi) it is at all times subject to Lender's duly perfected, first priority security interest and no other Lien except a Permitted Lien; (vii) it is situated at a location in compliance with this Agreement and is not in transit or outside the continental United States; and (viii) it is not subject to any license or other agreement that limits, conditions or restricts Borrower's or Lender's right to sell or otherwise dispose of such Inventory; and (ix) is located on the premises with respect to which Agent holds for the Pro Rata benefit of Lenders a landlord's or mortgagee's waiver agreement acceptable to Agent (except that Inventory located on the premises described on Schedule 8.1.1-A attached hereto shall not be disqualified from being Eligible Inventory during the period commencing on the date hereof and ending on February 28, 1996, solely by virtue of Borrower's not having procured and delivered to Agent a landlord's or mortgagee's agreement and except that landlord waivers shall not be required for the three present leased locations of Borrower in Fayetteville, North Carolina, Bradenton, Florida and at 3900 Union Road, St. Louis, Missouri 63125). No Inventory that is located in Kansas shall be deemed to be Eligible Inventory hereunder. Standards for eligibility for Inventory may be revised at any time or times that Agent deems necessary or desirable. For purposes of this definition, the term "Accessories" shall include all lamps, mirrors, pictures, ashtrays, umbrellas, trash cans and flowers owned by Borrower.

                 Environmental Laws - all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidance documents promulgated by regulatory agencies, orders and consent decrees relating to human health and safety or the prosection or pollution of the environment, including CERCLA.

                 Environmental Releases - releases as defined in CERCLA or under any applicable state or local Environmental Law.

                 Equipment - all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory) of every kind and description used in Borrower's operations or owned by Borrower or in which Borrower has an interest, whether now owned or hereafter acquired by Borrower and wherever located, and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.

                 ERISA - the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder.

                 Event of Default - as defined in Section 11.1 of this Agreement.

                 Excess Cash Flow - for any period, Consolidated Net Income for such period, plus depreciation, amortization, changes in deferred taxes and other non-cash items, and decreases in Adjusted Working Capital for such period, less Capital Expenditures made, increases in Adjusted Working Capital occurring during such period and scheduled Debt amortization during such period.

                 Extraordinary Expenses - all costs, expenses, fees, and advances which Agent may suffer or incur, whether prior to or after the occurrence of an Event of Default, on account of or in connection with (i) the repossession, storage, repair, appraisal, insuring, completion of the manufacture of, preparing for sale, advertising for sale, selling, collecting or otherwise preserving or realizing upon any Collateral; (ii) the defense of Agent's Lien upon any Collateral or the priority thereof or any adverse claim with respect to the Loans, the Loan Documents or the Collateral asserted by any Obligor, any receiver or trustee for any Obligor or any creditor or representative of creditors of any Obligor; (iii) the settlement or satisfaction of any Liens upon any Collateral (whether or not such Liens are Permitted Liens); (iv) the collection of any of the Obligations; (v) the negotiation, documentation, and closing of any restructuring or forbearance agreement with respect to the Loan Documents or Obligations; (vi) amounts advanced by Agent pursuant to Section 8.1.3 of this Agreement;
         (vii) the enforcement of any of the provisions of any of the Loan Documents; or (viii) any payment under indemnity or other payment agreement provided by Agent to any financial institution in connection with any Dominion Account or the Concentration Account. Such costs, expenses and advances may include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers' fees and commissions, auctioneers' fees and commissions, accountants' fees, environmental study fees, wages and salaries paid to employees of Borrower or independent contractors in liquidating any Collateral, travel expenses, all other fees and expenses payable or reimbursable by Borrower or any other Obligor under any of the Loan Documents, and all other fees and expenses associated with the enforcement of rights or remedies under any of the Loan Documents, but excluding compensation paid to employees (including inside legal counsel who are employees) of Agent.

                 Federal Funds Rate - for any period, a fluctuating interest rate per annum equal for each date during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) in Atlanta, Georgia by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from 3 federal funds brokers of recognized standing selected by Agent.

                 Fleet - Fleet Capital Corporation, a Connecticut corporation, and its successors and assigns.

                 Fleet Indemnitees - Fleet and all of its present and future officers, directors and agents.

                 Fiscal Year - the fiscal year of Borrower and its Subsidiaries for accounting and tax purposes.

                 GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

                 General Intangibles - shall have the meaning ascribed to "General Intangibles" in the UCC.

                 Governmental Approvals - means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all national state or local government (whether domestic or foreign) and any political subdivisions thereof in any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau or entity.

                 Green Capital - shall mean Green Capital Investors, L.P., a Georgia limited partnership.

                 Guarantor - any Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations.

                 Indemnified Amount - the amount of any loss, cost, expenses or damages suffered or incurred by Agent Indemnitees and against which Lenders or Borrower have agreed to indemnify Agent Indemnitees pursuant to the terms of this Agreement or any of the other Loan Documents.

                 Insolvency Proceeding - any action, case or proceeding commenced by or against a Person, or any agreement of such Person, for
         (a) the entry of an order for relief under any chapter of the Bankruptcy Code or other insolvency or debt adjustment law (whether state, federal or foreign), (b) the appointment of a receiver, trustee, liquidator or other custodian for such Person or any part of its Property, (c) an assignment or trust mortgage for the benefit of creditors of such Person, or (d) the liquidation, dissolution or winding up of the affairs of such Person.

                 Instrument - shall have the meaning ascribed to the term "instrument" in the UCC.

                 Interest Period - in connection with the making or continuation of, or conversion into, a LIBOR Rate Loan, an interest period selected by Borrower in accordance with Section 3.1.3 to be applicable to such LIBOR Rate Loan, which interest period shall commence on the date such LIBOR Rate Loan is made and shall end on a numerically corresponding day in the first, third or sixth month thereafter (or, with respect to any Term Loan Advance that constitutes a LIBOR Rate Loan, the twelve month period thereafter).

                 Inventory - all inventory of Borrower, or in which Borrower has rights that are now owned or hereafter acquired, wherever located, including all goods of Borrower held for sale or lease or furnished or to be furnished under contracts of service, all goods held for display or demonstration, all goods on lease or consignment, all returned and repossessed goods, all raw materials, work-in-process and finished goods, and all supplies used or consumed in Borrower's business.

                 Inventory Proceeds - all cash and non-cash proceeds arising out of or resulting from any sale, lease, license or other disposition of any Inventory or any interest therein, whether in the form of cash or constituting Accounts, Instruments, Chattel Paper or General Intangibles, and all proceeds of any insurance relating to any of the Inventory.

                 Knowledge - the actual knowledge of any Senior Officer of Borrower.

                 Lender Indemnitees - all Lenders in their capacity as lenders under this Agreement and all of their respective present and future officers, directors and agents.

                 Lenders - Wachovia, Fleet and any other Person who may from time to time become a lender under the Loan Agreement, and their respective successors and permitted assigns.

                 LIBOR Rate - with respect to an Interest Period, the rate per annum determined by Agent on the basis of the offered rate for deposits in Dollars in the London Interbank Market of amounts equal to or comparable to the amount of the LIBOR Rate Loan to which such Interest Period relates offered for a term comparable to such Interest Period, which rate appears on the Telerate Screen LIBOR Page (or as published by a comparable service selected by Agent) as of

         11:00 a.m., London time, 2 Business Days prior to the first day of such Interest Period; provided, however, that if one more than such offered rate appears on the Telerate Screen LIBOR Page, "LIBOR Rate" shall be the arithmetic average (rounded upward, if necessary, to the next higher of 1/100th of 1%) of such offered rates.

                 LIBOR Rate Loan - a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the applicable Adjusted LIBOR Rate.

                 License Agreement - shall mean any agreement between Borrower and a Licensor pursuant to which Borrower markets, manufactures or sells any Inventory.

                 Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract.
         The term "Lien" shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of this Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

                 Loan Account - the loan account established by each Lender on its books pursuant to Section 5.8 of this Agreement.

                 Loan Documents - this Agreement, the Other Agreements and the Security Documents.

                 Loan - a Revolver Loan or a Term Loan Advance.

                 Margin Stock - as such term is defined in Regulation U and Regulation G of the Board of Governors.

                 Material Adverse Effect - the effect of any event or condition which, alone or when taken together with other events or conditions occurring or existing concurrently therewith, (i) has a material adverse effect upon the business, operations, Properties or condition (financial or otherwise) of Borrower; (ii) has or may be reasonably expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any of the other Loan Documents; (iii) has any material adverse effect upon the value of the whole or any material part of the Collateral, the Liens of Agent with respect to the Collateral or the priority of any such Liens; (iv) materially impairs the ability of Borrower to perform its obligations under this Agreement or any of the other Loan Documents, including repayment of any of the Obligations when due; or (v) materially impairs the ability of Agent to enforce or collect the Obligations or realize upon any of the Collateral in accordance with the Loan Documents and Applicable Law.

                 Maximum Rate - the maximum non-usurious rate of interest permitted by Applicable Law that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on the Debt in question or, to the extent that at any time Applicable Law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate. Notwithstanding any other provision hereof, the Maximum Rate shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of 365 or 366 days, as the case may be).

                 Money Borrowed - means, as applied to any Person, (i) Debt arising from the lending of money by any other Person to such Person;
         (ii) Debt, whether or not in any such case arising from the lending of money by another Person to such Person, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit,
         (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Debt that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Debt of such Person under any guaranty of obligations that would constitute Debt for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by such Person.

                 Multiemployer Plan - has the meaning set forth in Section 4001(a)(3) of ERISA.

                 Noteholders - shall mean Sun Life Insurance Company of America, The Equitable Private Income and Equity Partnership II, L.P., The Life Insurance Company of Virginia, and Protective Life Insurance Company and their successors and assigns.

                 Note Purchase Agreement - shall mean that certain Note Purchase Agreement dated as of June 17, 1993, as amended or modified from time to time, between the Noteholders and Borrower and pursuant to which the Noteholders purchased the Senior Notes.

                 Note Purchase Documents - shall mean the Note Purchase Agreement and all instruments, agreements and other writings executed by either Noteholders or Borrower in connection therewith or with reference thereto.

                 Notes - each Revolver Note and each Term Note.

                 Notice of Borrowing - as defined in Section 4.1.1(i) of this Agreement.

                 Notice of Conversion/Continuation - as defined in Section 3.1.2(ii) of this Agreement.

                 Obligations - all Loans and all other advances, debts, liabilities, obligations, covenants and duties (together with all interest, fees and other charges thereon) that are at any time or times due or payable under any of the Loan Documents by any or all of Obligors to Agent or any Lender of any kind or nature, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, and all liabilities and obligations that Borrower may now or hereafter have to any Lender for any interest rate swaps, interest collars or other interest rate protection agreements..

                 Obligor - Borrower, any Guarantor and any other Person liable for the payment of the whole or any part of the Obligations.

                 Other Agreements - the Notes, and any and all agreements, instruments and documents (other than this Agreement and the Security Documents), heretofore, now or hereafter executed by Borrower, any Obligor or any other third party and delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

                 Out-of-Formula Condition - at any date of determination thereof, a condition such that the outstanding principal amount of Revolver Loans on such date exceeds the Borrowing Base on such date.

                 Out-of-Formula Loan - a Revolver Loan made when an Out-of-Formula Condition exists or the amount of any Revolver Loan which results in an Out-of-Formula Condition.

                 Participant - as defined in Section 14.2.1.

                 Participating Lender - as defined in Section 2.3.2(i).

                 Payment Items - all checks, drafts, or other items of payment payable to Borrower, including proceeds of any of the Collateral.

                 Pending Revolver Loans - at any date, the aggregate principal amount of all Revolver Loans which have been requested in any Notice(s) of Borrowing received by Agent but which have not theretofore been advanced by Agent or Lenders.

                 Permitted Acquisitions - any transaction, or any series of related transactions, by which Borrower directly or indirectly (a) acquires any ongoing business, whether through the purchase of assets or otherwise, (b) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the Securities of a corporation that have ordinary voting power for the election of directors, or (c) acquires control of a 50% or more ownership interest in any partnership, limited liability company, limited liability partnership or joint venture, provided that the amount of consideration to be paid by Borrower (whether in cash, notes or other Property) is less than, in the case of a single Acquisition, $3,000,000 and further provided that in no event shall the aggregate amount of all Acquisitions made in any period of four consecutive quarters exceed $5,000,0000.

                 Permitted Lien - a Lien of a kind specified in Section 10.2.5 of this Agreement.

                 Permitted Purchase Money Debt - Purchase Money Debt of Borrower or any of its Subsidiaries which is incurred after the date of this Agreement, is secured by a Purchase Money Lien and does not exceed at any time an aggregate amount of $1,000,000. For the purposes of this definition, the principal amount of any Purchase Money Debt consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.

                 Person - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

                 Plan - an employee benefit plan now or hereafter maintained for employees of Borrower that is covered by Title IV of ERISA.

                 Prime Rate - the interest rate so denominated and set by Wachovia from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by Wachovia. Wachovia lends at interest rates above and below the Prime Rate.

                 Prime Rate Loan - a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the Prime Rate.

                 Pro Rata - a share of or in all Loans, payments, proceeds, collections, Collateral and Extraordinary Expenses, which share for any Lender on any date shall be a percentage arrived at by dividing the amount of the Commitment of such Lender on such date by the aggregate amount of the Commitments of all Lenders on such date.

                 Projections - Borrower's forecasted Consolidated and consolidating (a) balance sheets, (b) profit and loss statements, (c) cash flow statements, and (d) capitalization statements, all prepared on a consistent basis with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

                 Properly Contested - in the case of any Debt of Borrower (including any Taxes) that is not paid as and when due or payable by reason of Borrower's bona fide dispute concerning its liability to pay same or concerning the amount thereof, that (i) such Debt and any Liens securing same are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted;
         (ii) Borrower has established appropriate reserves as shall be required in conformity with GAAP, (iii) the non-payment of such Debt will not have a Material Adverse Effect and will not result in a forfeiture of any assets of Borrower; (iv) no Lien is imposed upon any of Borrower's assets with respect to such Debt unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if the Debt results from the entry, rendition or issuance against Borrower or any of its assets of a judgment, writ, order or decree, such judgment, writ, order or decree is stayed or bonded pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely to Borrower, Borrower forthwith pays such Debt and all penalties and interest in connection therewith.

                 Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                 Purchase Money Debt - means and includes (i) Debt (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Debt (other than the Obligations) incurred at the time of or within 10 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

                 Purchase Money Lien - a Lien upon fixed assets which secures Purchase Money Debt, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Debt secured by such Lien.

                 Regulation D - Regulation D of the Board of Governors.

                 Register - the register maintained by Agent in accordance with
         Section 4.9.2 of this Agreement.

                 Reportable Event - any of the events set forth in Section 4043(b) of ERISA.

                 Required Lenders - at any date of determination thereof, Lenders having Commitments representing at least 66-2/3% of the aggregate Commitments at such time; provided, however, that if any Lender shall have failed to fund its Pro Rata share of any Borrowing of Revolver Loans in accordance with the terms of this Agreement, then, for so long as such failure continues, the term "Required Lenders" shall mean Lenders (excluding such Lender whose failure to fund its Pro Rata share of any Borrowing of Revolver Loans has not been cured) having Commitments representing at least 66-2/3% of the aggregate Commitments at such time; provided further, however, that if the Commitments have been terminated, the term "Required Lenders" shall mean Lenders (excluding each Lender whose failure to fund its Pro Rata share of any Borrowing of Revolver Loans has not been cured) holding Loans representing at least 66-2/3% of the aggregate principal amount of Loans outstanding at such time.

                 Restricted Investment - any acquisition of Property by Borrower or any of its Subsidiaries in exchange for cash or other Property, whether in the form of an acquisition of Securities or other indebtedness or obligations, or the purchase or acquisition by Borrower or any Subsidiary of any other Property, or a loan, advance, capital contribution or subscription, but excluding Permitted Acquisitions and acquisitions of the following: (a) fixed assets to be used in the business of Borrower or any Subsidiary so long as the acquisition costs thereof constitute Capital Expenditures permitted hereunder; (b) goods held for sale or lease or to be used in the manufacture of goods or the provision of services by Borrower or any Subsidiary in the ordinary course of business; (c) Current Assets arising from the sale or lease of goods or the rendition of services in the ordinary course of business of Borrower or any Subsidiary; (d) investments in Subsidiaries to the extent existing on the Closing Date; and (e) Cash Equivalents.

                 Revolver Commitment - at any date for any Lender, the obligation of such Lender to make Revolver Loans, which shall not exceed the principal amount set forth opposite such Lender's name under the heading "Revolver Commitment" on the signature pages hereof or the signature page of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance, and "Revolver Commitments" means the aggregate principal amount of the Revolver Commitments of all Lenders, the maximum amount of which shall be $45,000,000.

                 Revolver Loan - a Loan made by Lenders as provided in Section
         2.1 of this Agreement or a Settlement Loan funded solely by Wachovia.

                 Revolver Note - a Revolver Note to be executed by Borrower in favor of each Lender in the form of EXHIBIT A attached hereto, which shall be in the face amount of such Lender's Revolver Commitment and which shall evidence all Revolver Loans made by such Lender to Borrower pursuant to this Agreement.

                 Security - shall have the same meaning as in Section 2(1) of the Securities Act of 1933.

                 Security Documents - all instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

                 Senior Notes - shall mean Borrower's 9% Senior Secured Notes due 1999 and 10% Senior Secured Notes due 2000 purchased by the Noteholders pursuant to the Note Purchase Agreement.

                 Senior Officer - any of the chairman of the board of directors, president, any senior or executive vice president or chief financial officer of, or in-house legal counsel to, Borrower.

                 Settlement Date - as defined in Section 4.1.3(ii).

                 Settlement Loan - as defined in Section 4.1.3(ii) of this Agreement.

                 Settlement Report - a report delivered by Agent to Lenders summarizing the amount of the outstanding Revolver Loans as of the Settlement Date and the calculation of the Borrowing Base as of such Settlement Date.

                 Solvent - as to any Person, such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person's Debt (including contingent debts), (ii) is able to pay all of its Debt as such Debts mature, (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; and (iv) is not "insolvent" within the meaning of Section 101(32) of the Bankruptcy Code.

                 Statutory Reserves - on any date, the percentage (expressed as a decimal) established by the Board of Governors which is the then stated maximum rate for all reserves (including, but not limited to, any emergency, supplemental or other marginal reserve requirements) applicable to any member bank of the Federal Reserve System in respect to Eurocurrency Liabilities (or any successor category of liabilities under Regulation D). Such reserve percentage shall include, without limitation, those imposed pursuant to said Regulation D. The Statutory Reserve shall be adjusted automatically on and as of the effective date of any change in such percentage.

                 Subordinated Debt - Debt of Borrower that is fully and absolutely subordinated in right of payment to the Obligations in a manner satisfactory to Agent and Lenders.

                 Subsidiary - any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by Borrower or by one or more other Subsidiaries or by Borrower and one or more other Subsidiaries; provided, however, that the term "Subsidiary" shall not include any corporation, partnership, business association or other entity which has (and for so long as it has) assets with a fair market value of $100,000 or which has gross revenues in any year of less than $100,000.

                 Taxes - any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States, or any state, local or foreign government or by any department, agency or other political subdivision or taxing authority thereof or therein and all interest, penalties, additions to tax and similar liabilities with respect thereto, but excluding, in the case of each Lender, taxes imposed on or measured by the net income or overall gross receipts of such Lender.

                 Term - as defined in Section 6.1 of this Agreement.

                 Term Loan Advance - an advance made by a Lender as part of the Term Loan on the Closing Date and thereafter means each Lender's portion of the Term Loan.

                 Term Loan Commitment - at any date for any Lender, the obligation of such Lender to make Term Loan Advances pursuant to the terms and conditions of this Agreement, which shall not exceed the principal amount set forth opposite such Lender's name under the heading "Term Loan Commitment" on the signature pages hereof or the signature page of any Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of Agreement or to give effect to any applicable Assignment and Acceptance, and the term "Term Loan Commitments" means the aggregate principal amount of the Term Loan Commitments of all Lenders, the maximum amount of which shall be $20,000,000.

                 Term Note - shall have the meaning ascribed to it in Section 2.2.2.

                 Transferee - as defined in Section 14.3.3 of this Agreement.

                 Type - the type of a Loan, which shall be either a LIBOR Rate Loan or a Prime Rate Loan.

                 UCC - the Uniform Commercial Code as adopted and in force in the State of Georgia.

                 Value - with reference to Inventory, the value of such Inventory, determined at the lower of its cost or market value, with cost being determined on a first-in, first-out basis.

                 Voting Stock - Securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

                 Wachovia - Wachovia Bank of Georgia, N.A., a national bank.

         1.2. ACCOUNTING TERMS. Unless otherwise specified herein, all terms of an accounting character used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made, and all financial statements required to be delivered under this Agreement shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent audited Consolidated financial statements of Borrower and its Subsidiaries heretofore delivered to Agent and Lenders and using the same method for inventory valuation as used in such audited financial statements, except for any change in which Borrower's independent public accountants concur or as required by GAAP unless (i) Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) Agent or any Lender shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made. In the event of any change in GAAP that occurs after the date of this Agreement and that is material to Borrower, Agent and Lenders shall the right to require either that conforming adjustments be made to any financial covenants set forth in this Agreement, or the components thereof, that are affected by such change or that Borrower report its financial condition based on GAAP as in effect immediately prior to the occurrence of such change.

         1.3. OTHER TERMS. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.

         1.4. CERTAIN MATTERS OF CONSTRUCTION. The terms "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding." The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof. All references to any Person shall mean and include successors and permitted assigns of such Person. All references to "including" shall be understood to mean "including, without limitation." All references to the time of day shall mean the time of day on the day in question in Atlanta, Georgia, unless otherwise expressly provided in this Agreement. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or is cured within any period of cure expressly provided in this Agreement.

SECTION 2.       CREDIT  FACILITIES

         Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders severally agree to the extent and in the manner hereinafter set forth to make their respective Pro Rata shares of the Commitments available to Borrower, in an aggregate amount up to $65,000,000, as follows:

         2.1.    REVOLVER FACILITY.

                 2.1.1. Revolver Loans. Each Lender agrees, severally to the extent of its Revolver Commitment and not jointly with the other Lenders, upon the terms and subject to the conditions set forth herein, to make Revolver Loans to Borrower on any Business Day during the period from the date hereof through the day before the Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time such Lender's Revolver Commitment at such time, which Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Lenders shall have no obligation whatsoever to make any Revolver Loan if at the time of the proposed funding thereof the aggregate principal amount of all of the Revolver Loans and Pending Revolver Loans then outstanding exceeds, or would exceed after the funding of such Revolver Loan, the Borrowing Base. Each Borrowing of Revolver Loans shall be funded by Lenders Pro Rata in accordance with their respective Revolver Commitments (except for Wachovia with respect to Settlement Loans). The Revolver Loans shall bear interest as set forth in
Section 3.1. hereof. Each Revolver Loan shall, at the option of Borrower, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of Prime Rate Loans or LIBOR Rate Loans.

                 2.1.2. Out-of-Formula Loans. If the unpaid balance of Revolver Loans outstanding at any time should exceed the Borrowing Base at such time, such Revolver Loans shall nevertheless constitute Obligations that are secured by the Collateral and entitled to all of the benefits of the Loan Documents. In the event that Lenders are willing in their sole and absolute discretion to make

Out-of-Formula Loans, such Out-of-Formula Loans shall be payable ON DEMAND, shall be secured by the Collateral and shall bear interest as provided in this Agreement for Revolver Loans generally.

                 2.1.3. Use of Proceeds. The proceeds of the Revolver Loans shall be used by Borrower solely for one or more of the following purposes:
(i) to satisfy any Debt owing on the Closing Date to Wachovia; (ii) to pay the fees and transaction expenses associated with the closing of the transactions described herein; (iii) to pay any of the Obligations; and (iv) to make expenditures for other lawful corporate purposes of Borrower to the extent such expenditures are not prohibited by this Agreement or Applicable Law. In no event may any Revolver Loan proceeds be used by Borrower to make a contribution to the equity of any Subsidiary, to purchase or carry any Margin Stock or for any related purpose that violates the provisions of Regulations G, T, U or X of the Board of Governors.

                 2.1.4. Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender and by the Revolver Note payable to such Lender (or the assignee of such Lender), which shall be completed in conformity with this Agreement and delivered to such Lender on the Closing Date. All outstanding principal amounts and accrued interest under the Revolver Loans shall be due and payable as set forth in Section 5.2 hereof.

         2.2.    TERM LOAN FACILITY.

                 2.2.1. Term Loan. Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make to Borrower a Term Loan Advance in an amount not to exceed such Lender's Term Loan Commitment. The Term Loan shall be comprised of Term Loan Advances in the aggregate principal amount of $20,000,000 and shall be funded by Lenders on the Closing Date, concurrently with Lenders' funding of their initial Revolver Loans. The proceeds of the Term Loan Advances shall be used by Borrower solely for purposes for which the proceeds of the Revolver Loans are authorized to be used. The Term Loan Commitment of each Lender shall expire on the funding by such Lender of its Term Loan Advance. Borrower shall not be entitled to reborrow any amounts repaid with respect to the Term Loan Advances. All of the Term Loan Advances shall initially be Prime Rate Loans. Each Lender shall make its Term Loan Advance available to Agent in immediately available funds, to such account of Agent as Agent may designate, not later than 12:00 noon on the Closing Date. After the Agent's receipt of the proceeds of such Term Loan Advance, and upon satisfaction of the conditions precedent set forth in Section 11 hereof, Agent shall make the proceeds of all such Term Loan Advances available to Borrower on the Closing Date by transferring same day funds equal to the proceeds of such Term Loan Advances received by Agent to an account designated by Borrower in writing.

                 2.2.2. Term Notes. Borrower shall execute and deliver to Agent on behalf of each Lender, on the Closing Date, a promissory note substantially in the form of EXHIBIT B attached hereto and made a part hereof (such promissory note, together with any new notes issued pursuant to Section
14.3 upon the assignment of any portion of any Lender's Term Loan Advance, being hereinafter referred to collectively as the "Term Notes" and each of such promissory notes being hereinafter referred to individually as a "Term Note"), to evidence such Lender's Term Loan Advance to Borrower, in original principal amounts equal to the amount of such Lender's Term Loan Commitment. Each Term Note shall be dated the Closing Date and shall provide for payment of the Term Loan Advance evidenced thereby as specified in Section 4.3 hereof.

SECTION 3.       INTEREST,  FEES  AND  CHARGES

         3.1.    INTEREST.

                 3.1.1. Rates of Interest. Borrower agrees to pay interest in respect of all unpaid principal amounts of the Revolver Loans from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration or otherwise) at a variable rate per annum equal to the applicable rate indicated below:

                          (i) for Revolver Loans made or outstanding as Prime Rate Loans, the Prime Rate in effect from time to time plus the Applicable Margin; or

                          (ii) for Revolver Loans made or outstanding as LIBOR Rate Loans, the relevant Adjusted LIBOR Rate for the applicable Interest Period selected by Borrower in conformity with this Agreement plus the Applicable Margin.

                 Borrower agrees to pay interest in respect of all unpaid principal amounts outstanding with respect to Term Loan Advances from the respective dates such principal amounts are advanced until paid (whether it is stated maturity, on acceleration, or otherwise) at a rate per annum equal to the applicable rate indicated below:

                          (i) for Term Loan Advances made or outstanding in whole or in part as Prime Rate Loans, the Prime Rate in effect from time to time plus the Applicable Margin; or

                          (ii) for Term Loan Advances made or outstanding in whole or in part as LIBOR Rate Loans, the relevant Adjusted LIBOR Rate for the applicable Interest Period selected by Borrower in conformity with this Agreement plus the Applicable Margin.

                 Upon determining the Adjusted LIBOR Rate for any Interest Period requested by Borrower, Agent shall promptly notify Borrower thereof by telephone and, if so requested by Borrower, confirmed in writing. Such determination shall, absent manifest error, be final, conclusive and binding on all parties and for all purposes. The applicable rate of interest for all Loans bearing interest based upon the Prime Rate shall be increased or decreased, as the case may be, by an amount equal to any increase or decrease in the Prime Rate, with such adjustments to be effective as of the opening of business on the day that any such change in the Prime Rate becomes effective. Interest on each Loan shall accrue from and including the date of such Loan to but excluding the date of any repayment thereof; provided, however, that, if a Loan is repaid on the same day made, one day's interest shall be paid on such Loan. The Prime Rate on the date hereof is 8.50% per annum and, therefore, the rate of interest in effect hereunder on the date hereof, expressed in simple interest terms, is 8.50% per annum with respect to any portion of the Revolver Loans bearing interest as a Prime Rate Loan and is 8.50% per annum with respect to any portion of the Term Loan Advances bearing interest as a Prime Rate Loan.

                 3.1.2    Conversions and Continuations.

                          (i) Borrower may on any Business Day, subject to the giving of a proper Notice of Conversion/Continuation as hereinafter described, elect (A) to continue all or any part of a LIBOR Rate Loan by selecting a new Interest Period therefor, to commence on the last day of the immediately preceding Interest Period, or (B) to convert all or any part of a Loan of one

         Type into a Loan of another Type; provided, however, that no outstanding Loans may be converted into or continued as LIBOR Rate Loans when any Default or Event of Default has occurred and is continuing. Any conversion of a LIBOR Rate Loan into a Prime Rate Loan shall be made on the last day of the Interest Period for such LIBOR Rate Loan. Any conversion or continuation made with respect to less than the entire outstanding balance of the Revolver Loans or the Term Loan Advances, must be allocated among Lenders on a Pro Rata basis, and the Interest Period for Loans converted into or continued as LIBOR Rate Loans shall be coterminous for each Lender.

                          (ii)     Whenever Borrower desires to convert
         or continue Loans under Section 2.1.2(i), Borrower shall give Agent written notice (or telephonic notice promptly confirmed in writing) substantially in the form of EXHIBIT C, signed by an authorized officer of Borrower, at least 1 Business Day before the requested conversion date, in the case of a conversion into Prime Rate Loans, and at least 2 Business Days before the requested conversion or continuation date, in the case of a conversion into or continuation of LIBOR Rate Loans. Promptly after receipt of a Notice of Conversion/Continuation, Agent shall notify each Lender in writing of the proposed conversion or continuation. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify the aggregate principal amount of the Revolver Loans to be converted or continued, the date of such conversion or continuation (which shall be a Business Day) and whether the Loans are being converted into or continued as LIBOR Rate Loans (and, if so, the duration of the Interest Period to be applicable thereto) or Prime Rate Loans. If, upon the expiration of any Interest Period in respect of any LIBOR Rate Loans, Borrower shall have failed to deliver the Notice of Conversion/Continuation, Borrower shall be deemed to have elected to convert such LIBOR Rate Loans to Prime Rate Loans.

                 3.1.3. Interest Periods. In connection with the making or continuation of, or conversion into, each Borrowing of LIBOR Rate Loans, Borrower shall select an interest period (each an "Interest Period") to be applicable to such LIBOR Rate Loan, which interest period shall commence on the date such LIBOR Rate Loan is made and shall end on a numerically corresponding day in the first, second or third month thereafter; provided, however, that:

                          (i) the initial Interest Period for a LIBOR Rate Loan shall commence on the date of such Borrowing (including the date of any conversion from a Revolver Loan of another Type) and each Interest Period occurring thereafter in respect of such Revolver Loan shall commence on the date on which the next preceding Interest Period expires;

                          (ii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of LIBOR Rate Loans would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                          (iii) any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall expire on the last Business Day of such calendar month;

                          (iv) no Interest Period with respect to any portion of a Loan shall extend beyond a date on which Borrower is required to make a scheduled payment of such portion of principal;

                          (v) no Interest Period shall extend beyond the last day of the Term; and

                          (vi) there shall be no more than 5 Interest Periods in effect at any one time.

                 3.1.4. Interest Rate Not Ascertainable. If Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) that on any date for determining the Adjusted LIBOR Rate for any Interest Period, by reason of any changes arising after the date of this Agreement affecting the London interbank market or any Lender's or Bank's position in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted LIBOR Rate, then, and in any such event, Agent shall forthwith give notice (by telephone confirmed in writing) to Borrower of such determination. Until Agent notifies Borrower that the circumstances giving rise to the suspension described herein no longer exist, the obligation of Lenders to make LIBOR Rate Loans shall be suspended, and such affected Loans then outstanding shall, at the end of the then applicable Interest Period or at such earlier time as may be required by Applicable Law, bear the same interest as Prime Rate Loans.

                 3.1.5. Default Rate of Interest. Upon and after the occurrence of an Event of Default, and during the continuance thereof, the principal amount of all Loans (and, to the extent permitted by Applicable Law, all accrued interest that is past due) shall, at the election of Agent at any time without notice, bear interest at a variable rate per annum equal to 2% above the interest rate otherwise applicable from time to time to Prime Rate Loans (the "Default Rate"). Borrower acknowledges that the cost and expense to Agent and each Lender attendant upon the occurrence of an Event of Default are difficult to ascertain or estimate and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lender for such added cost and expense.

         3.2.    FEES.

                 3.2.1. Closing Fee. Borrower shall pay to Agent, for the Pro Rata benefit of Lenders, a closing fee of $150,000, which shall be fully earned and, except to the extent otherwise required by Applicable Law, non-refundable on the Closing Date and shall be paid on January 2, 1996.

                 3.2.2. Unused Line Fee. Borrower shall pay to Agent for the Pro Rata benefit of Lenders a fee equal to .50% per annum of the amount by which the Average Revolver Loan Balance is less than $45,000,000. The unused line fee shall be payable monthly, in arrears, on the first day of each calendar month after the Closing Date.

                 3.2.3. Audit and Appraisal Fees. Borrower shall reimburse Lenders for all reasonable costs and expenses incurred by Lenders in connection with all audits and appraisals of Borrower's books and records and such other matters pertaining to Borrower or any Collateral as any such Lender shall deem appropriate.

                 3.2.4. Agency Fee. In consideration of Wachovia's syndication of the Commitments and service as Agent hereunder, Borrower shall pay to Agent an agency fee of $25,000 per year, which fee shall be payable on the Closing Date and on each anniversary of the Closing Date.

         3.3. COMPUTATION OF INTEREST AND FEES. All interest, fees and other charges provided for in this Agreement shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days.

         3.4. REIMBURSEMENT OF EXPENSES. If, at any time or times regardless of whether or not an Event of Default then exists, Agent or any Lender incurs legal or accounting expenses or any other out-of-pocket costs or expenses in connection with (i) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents; (ii) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; (iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, an Obligor or any other Person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or Borrower's affairs; (iv) any attempt to enforce any rights of Agent or any Lender against Borrower or any other Person which may be obligated to Agent or a Lender by virtue of this Agreement or any of the other Loan Documents, including the Account Debtors; or (v) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such legal and accounting expenses and other out-of-pocket costs and expenses of Lender shall be charged to Borrower. If all or any portion of the Obligations are collected by or through an attorney-at-law, Agent and Lenders shall be entitled to collect reasonable attorneys' fees and all costs of collection from Borrower. All amounts chargeable to Borrower under this Section 3.4 shall be Obligations secured by all of the Collateral, shall be payable ON DEMAND to Agent and Lenders, as the case may be, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Revolver Loans constituting Prime Rate Loans from time to time. Borrower shall also reimburse Agent for expenses incurred by Agent in its administration of any Collateral to the extent and in the manner provided in Section 7 hereof or in any of the other Loan Documents.

         3.5.    RESERVED.

         3.6. ILLEGALITY. Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (i) any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration thereof shall make it unlawful for a Lender to make or maintain a LIBOR Rate Loan or to give effect to its obligations as contemplated hereby with respect to a LIBOR Rate Loan or (ii) at any time such Lender determines that the making or continuance of any LIBOR Rate Loan has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or the position of such Lender in such market, then such Lender shall promptly after such determination give Agent and Borrower notice thereof and may (1) declare that LIBOR Rate Loans will not thereafter be made by such Lender, whereupon any request by a Borrower for a LIBOR Rate Loan shall be deemed a request for a Prime Rate Loan unless such Lender's declaration shall be subsequently withdrawn (which declaration shall be withdrawn promptly after the cessation of the circumstances described in clause (i) or (ii) above); and (2) require that all outstanding LIBOR Rate Loans made by such Lender be converted to Prime Rate Loans, under the circumstances of clause (i) or (ii) of this Section 3.6 insofar as such Lender determines the continuance of LIBOR Advances to be impracticable, in which event all such LIBOR Rate Loans shall be automatically converted to Prime Rate Loans as of the date of Borrower's receipt of the aforesaid notice from such Lender.

         3.7. INCREASED COSTS. If, by reason of (a) after the date hereof, the introduction of or any change (including any change by way of imposition or increase of Statutory Reserves or other reserve requirements) in or in the interpretation of any law or regulation, or (b) the compliance with any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law):

                          (i) any Lender shall be subject to any Tax, duty or other charge with respect to any LIBOR Rate Loan or its obligation to make LIBOR Rate Loans, or shall change the basis of taxation of payment to any Lender of the principal of or interest on its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans (except for changes in the rate of Tax on the overall net income of such Lender imposed by the jurisdiction in which such Lender's principal executive office is located); or

                          (ii) any reserve (including any imposed by the Board of Governors of the Federal Reserve System), special deposits or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender shall be imposed or deemed applicable or any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans shall be imposed on Lender or the London interbank market;

and as a result thereof there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining LIBOR Rate Loans (except to the extent already included in the determination of the applicable Adjusted LIBOR Rate for LIBOR Rate Loans), or there shall be a reduction in the amount received or receivable by such Lender, then Lender shall promptly after determining such increased costs give Borrower notice thereof and Borrower shall from time to time, upon written notice from and demand by such Lender (with a copy of such notice and demand to Agent), pay to Agent for the account of such Lender, within 15 Business Days after the date specified in such notice and demand, an additional amount sufficient to indemnify such Lender against such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower by such Lender, shall be final, conclusive and binding for all purposes, absent manifest error. If any Lender shall advise Agent at any time that, because of the circumstances described hereinabove in this
Section 2.7 or any other circumstances arising after the date of this Agreement affecting such Lender or the London interbank market or such Lender's position in such market, the Adjusted LIBOR Rate, as determined by Agent, will not adequately and fairly reflect the cost to such Lender of funding LIBOR Rate Loans, then, and in any such event:

                          (i) Agent shall forthwith give 30 days prior written notice to Borrower and Lenders of such advice;

                          (ii) Borrower's right to request and such Lender's obligation to make LIBOR Rate Loans shall be immediately suspended and Borrower's right to continue a LIBOR Rate Loan as such beyond the then applicable Interest Period shall also be suspended, until each condition giving rise to such suspension no longer exists; and

                          (iii)        such Lender shall make a Revolver Loan
         as part of the requested Borrowing of LIBOR Rate Loans as a Prime Rate Loan, which Prime Rate Loan shall, for all purposes, be considered part of such Borrowing.

         For purposes of this Section 3.7, all references to a Lender shall be deemed to include any bank holding company or bank parent of such Lender.

         3.8. CAPITAL ADEQUACY. If after the date hereof any Lender determines that (a) the adoption of any Applicable Law regarding capital requirements for banks or bank holding companies or the subsidiaries thereof,
(b) any change in the interpretation or administration of any such law, rule or regulation by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or (c) compliance by such Lender or its holding company with any request or directive of any such governmental authority, central bank or comparable agency regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender's capital to a level below that which such Lender could have achieved (taking into consideration such Lender's and its holding company's policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that such Lender's capital was fully utilized prior to such adoption, change or compliance) but for such adoption, change or compliance as a consequence of such Lender's commitment to make the Loans pursuant hereto by any amount deemed by such Lender to be material:

                          (i) Agent shall promptly, after such Lender's determination of such occurrence, give notice thereof to Borrower and Lenders; and

                          (ii) Borrower shall pay to Agent, for the account of such Lender, as an additional fee from time to time, within 15 days after demand by Agent, such amount as such Lender certifies to be the amount reasonably calculated to compensate such Lender for such reduction.

         A certificate of such Lender claiming entitlement to compensation as set forth above will be conclusive in the absence of manifest error. Such certificate will set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to such Lender (including the basis for such Lender's determination of such amount), and the method by which such amounts were determined. In determining such amount, such Lender may use any reasonable averaging and attribution method. For purposes of this Section 3.8 all references to a Lender shall be deemed to include any bank holding company or bank parent of such Lender.

         3.9. FUNDING LOSSES. If for any reason (other than due to a default by a Lender or as a result of a Lender's refusal to honor a LIBOR Rate Loan request due to circumstances described in Section 3.6 or 3.7 hereof) a Borrowing of, or conversion to or continuation of, LIBOR Rate Loans does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/ Continuation (whether or not withdrawn), or if any repayment (including any conversions pursuant to Section 3.1.2 hereof) of any of its LIBOR Rate Loans occurs on a date that is not the last day of an Interest Period applicable thereto, or if for any reason Borrower defaults in its obligation to pay or repay LIBOR Rate Loans when required by the terms of this Agreement, then Borrower shall compensate Lenders for any loss, costs or expenses incurred by Lenders, said compensation to include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Interest Period for such LIBOR Rate Loans (or, in the case of a failure to prepay or borrower, the Interest Period for such LIBOR Rate Loans which would have commenced on the date of such failure to prepay or borrow) at the applicable rate of interest for such LIBOR Rate Loans provided for herein over (ii) the amount of interest (as reasonably determined by Agent) that Lenders would have paid on deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading banks in the London interbank market. Borrower shall pay such amount upon presentation by Agent of a statement setting forth the amount and Agent's calculation thereof pursuant hereto, which statement shall be deemed true and correct absent manifest error. For purposes of this Section 3.9, all references to a Lender shall be deemed to include any bank holding company or bank parent of such Lender.

         3.10. MAXIMUM INTEREST. Regardless of any provision contained in this Agreement or any of the other Loan Documents, in no contingency or event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Agent and Lenders pursuant to the terms of this Agreement or any of the other Loan Documents and that are deemed interest under Applicable Law exceed the highest rate permissible under any Applicable Law. No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Loan Documents or the exercise by Agent of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise of any option whatsoever contained in any of the Loan Documents, or the prepayment by Borrower of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle Agent or any Lender to charge or receive in any event, interest or any charges, amounts, premiums or fees deemed interest by Applicable Law (such interest, charges, amounts, premiums and fees referred to herein collectively as "Interest") in excess of the Maximum Rate and in no event shall Borrower be obligated to pay Interest exceeding such Maximum Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay Interest exceeding the Maximum Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of Interest over such Maximum Rate. If any Interest is charged or received in excess of the Maximum Rate ("Excess"), Borrower acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal Obligations and the balance, if any, returned to Borrower, it being the intent of the parties hereto not to enter into a usurious or otherwise illegal relationship. The right to accelerate the maturity of any of the Obligations does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and Agent and Lenders do not intend to collect any unearned interest in the event of any such acceleration. Borrower recognizes that, with fluctuations in the rates of interest set forth in Section 3.1.1 of this Agreement, and the Maximum Rate, such an unintentional result could inadvertently occur. All monies paid to Agent or any Lender hereunder or under any of the other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned interest as and to the extent required by Applicable Law. By the execution of this Agreement, Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess, and (ii) Borrower shall not seek or pursue any other remedy, legal or equitable, against Agent or any Lender, based in whole or in part upon contracting for, charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Agent or any Lender, all interest at any time contracted for, charged or received from Borrower in connection with any of the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. Borrower, Agent and Lenders shall, to the maximum extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section 3.10 shall be deemed to be incorporated into every Loan Document (whether or not any provision of this Section is referred to therein). All such Loan Documents and communications relating to any Interest owed by Borrower and all figures set forth therein shall, for the sole purpose of computing the extent of Obligations, be automatically recomputed by Borrower, and by any court considering the same, to give effect to the adjustments or credits required by this Section 3.10.

SECTION 4.       LOAN ADMINISTRATION

         4.1. MANNER OF BORROWING AND FUNDING REVOLVER LOANS. Borrowings under the Commitments established pursuant to Section 2.1 hereof shall be made and funded as follows:

                 4.1.1.   Notice of Borrowing.

                          (i) Whenever Borrower desires to make a Borrowing under Section 2.1 of this Agreement (other than a Borrowing resulting from a conversion or continuation pursuant to Section 3.1.2), Borrower shall give Agent prior written notice (or telephonic notice promptly confirmed in writing) of such Borrowing request (a "Notice of Borrowing"), which shall be in the form of EXHIBIT D annexed hereto and signed by an authorized officer of Borrower. Such Notice of Borrowing shall be given by Borrower no later than 11:00 a.m. at the office of Agent designated by Agent from time to time (a) on the Business Day of the requested funding date of such Borrowing, in the case of Prime Rate Loans, and (b) at least 2 Business Days prior to the requested funding date of such Borrowing, in the case of LIBOR Rate Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. The Revolver Loans made by each Lender on the Closing Date shall be in excess of $250,000 and shall be made as Prime Rate Loans and thereafter may be made or continued as or converted into Prime Rate Loans or LIBOR Rate Loans. Each Notice of Borrowing (or telephonic notice thereof) shall be irrevocable and shall specify (a) the principal amount of the Borrowing, (b) the date of Borrowing (which shall be a Business Day), (c) whether the Borrowing is to consist of Prime Rate Loans or LIBOR Rate Loans, (d) in the case of LIBOR Rate Loans, the duration of the Interest Period to be applicable thereto, and (e) the account of Borrower to which the proceeds of such Borrowing are to be disbursed. Borrower may not request any LIBOR Rate Loans if a Default or Event of Default exists.

                          (ii) Unless payment is otherwise timely made by Borrower, the becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents as principal, accrued interest, fees or other charges shall be deemed irrevocably to be a request for Revolver Loans on the due date of, and in an aggregate amount required to pay, such principal, accrued interest, fees or other charges, and the proceeds of such Revolver Loans may be disbursed by way of direct payment of the relevant Obligation and shall bear interest as Prime Rate Loans. Neither Agent nor any Lender shall have any obligation to Borrower to honor any deemed request for a Revolver Loan when an Out-of-Formula Condition exists or would result therefrom, but may do so in their discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default.

                          (iii) As an accommodation to Borrower, Agent and Lenders may permit telephonic requests for Borrowings and electronic transmittal of instructions, authorizations, agreements or reports to Agent by Borrower; provided, however, Borrower shall confirm each such telephonic request by delivery of the required Notice of Borrowing to Agent by facsimile transmission promptly, but in no event later than 5:00 p.m. on the same day. Unless Borrower specifically directs Agent and Lenders in writing not to accept or act upon telephonic or electronic communications from Borrower, neither Agent nor any Lender shall have any liability to Borrower for any loss or damage suffered by such Borrower as a result of Agent's or any Lender's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent or Lenders by Borrower and neither Agent nor any Lender shall have any duty to verify the origin of any such communication or the identity or authority of the Person sending it.

                 4.1.2. Fundings by Lenders. Subject to its receipt of notice from Agent of a Notice of Borrowing as provided in Section 4.1.1, each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested by Borrower and that Borrower is entitled to receive under the Loan Agreement. Agent shall notify Lenders of each Notice of Borrowing by 12:00 noon on the proposed funding date (in the case of Prime Rate Loans) or by 3:00 p.m. at least 2 Business Days before the proposed funding date (in the case of LIBOR Rate Loans). Each Lender shall deposit with Agent an amount equal to its Pro Rata share of the Borrowing requested by Borrower at Agent's designated bank in immediately available funds not later than 2:00 p.m. on the date of funding of such Borrowing, unless Agent's notice to Lenders is received after 12:00 noon on the proposed funding date of a Prime Rate Loan, in which event Lenders shall deposit with Agent their respective Pro Rata shares of the requested Borrowing on or before 11:00 a.m. of the next Business Day. Subject to its receipt of such amounts from Lenders and provided each of the applicable conditions set forth in Section 11 is satisfied, Agent shall make the proceeds of the Revolver Loans received by it available to Borrower by disbursing such proceeds in accordance with Borrower's disbursement instructions set forth in the applicable Notice of Borrowing. Unless Agent shall have been notified in writing by a Lender prior to the proposed time of funding that such Lender does not intend to deposit with Agent an amount equal such Lender's Pro Rata share of the requested Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent and Agent may in its discretion disburse a corresponding amount to Borrower on the applicable funding date. If a Lender's Pro Rata share of such Borrowing is not in fact deposited with Agent, then, if Agent has disbursed to Borrower an amount corresponding to such share, then such Lender agrees to pay, and in addition Borrower agrees to repay, to Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is disbursed by Agent to or for the benefit of Borrower until the date such amount is paid or repaid to Agent, (a) in the case of Borrower, at the interest rate applicable to such Borrowing and (b) in the case of such Lender, at the Federal Funds Rate. If such Lender repays to Agent such corresponding amount, such amount so repaid shall constitute a Revolver Loan, and if both such Lender and Borrower shall have repaid such corresponding amount, Agent shall promptly return to Borrower such corresponding amount in same day funds.

                 4.1.3.   Settlement and Settlement Loans.

                          (i) In order to facilitate the administration of the Revolver Loans under this Agreement, Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrower) that settlement among them with respect to the Revolver Loans may take place on a periodic basis on dates determined from time to time by Agent (each a "Settlement Date"), which may occur before or after the occurrence or during the continuance of a Default or Event of Default and whether or not all of the conditions set forth in Section 11 of this Agreement have been met. On each Settlement Date, payment shall be made by or to each Lender in the manner provided herein and in accordance with the Settlement Report delivered by Agent to Lenders with respect to such Settlement Date so that, as of each Settlement Date and after giving effect to the transaction to take place on such Settlement Date, each Lender shall hold its Pro Rata share of all Revolving Loans then outstanding. Agent shall request settlement with the Lenders on a basis not less frequently than once every 5 Business Days.

                          (ii) Between Settlement Dates, Agent may request Wachovia to advance, and Wachovia may, but shall in no event be obligated to, advance to Borrower out of Wachovia's own funds the entire principal amount of any Borrowing of Revolver Loans that are Prime Rate Loans requested or deemed requested pursuant to this Agreement (any such Revolver Loan funded exclusively by Wachovia being referred to as a "Settlement Loan"). Each Settlement Loan shall constitute a Revolver Loan hereunder and shall be subject to all of the terms, conditions and security applicable to other Revolver Loans, except that all payments thereon shall be payable to Wachovia solely for its own account. The obligation of Borrower to repay such Settlement Loans to Wachovia shall be evidenced by the records of Wachovia and need not be evidenced by any promissory note. Agent shall not request Wachovia to make any Settlement Loan if (A) Agent shall have received written notice from any Lender that one or more of the applicable conditions precedent set forth in Section 11 hereof will not be satisfied on the requested funding date for the applicable Borrowing or (B) the requested Borrowing would exceed the amount of Availability on the funding date or would cause the then outstanding principal balance of all Settlement Loans to exceed $2,000,000. Wachovia shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 11 hereof have been satisfied or the requested Borrowing would exceed the amount of Availability on the funding date applicable thereto prior to making, in its sole discretion, any Settlement Loan. On each Settlement Date, or, if earlier, upon demand by Agent for payment thereof, the then outstanding Settlement Loans shall be immediately due and payable. Borrower shall be deemed to have requested Revolver Loans to be made on each Settlement Date in the amount of all outstanding Settlement Loans and the proceeds of such Revolver Loans shall be applied to the repayment of such Settlement Loans. Agent shall notify the Lenders of the outstanding balance of Revolver Loans prior to 11:00 a.m. on the funding dates for such Revolver Loans and each Lender shall deposit with Agent an amount equal to its Pro Rata share of the amount of Revolver Loans deemed requested in immediately available funds not later than 11:00 a.m. on such funding date. The proceeds of Settlement Loans may be used solely for purposes for which Revolver Loans generally may be used in accordance with Section 2.1.3 hereof. If any amounts received by Wachovia in respect of any Settlement Loans are later required to be returned or repaid by Wachovia to Borrower or any other Obligor or their respective representatives or successors-in-interest, whether by court order, settlement or otherwise, the other Lender shall, upon demand by Wachovia with notice to Agent, pay to Agent for the account of Wachovia, an amount equal to each other Lender's Pro Rata share of all such amounts required to be returned by Wachovia.

                 4.1.4. Disbursement Authorization. Borrower hereby irrevocably authorizes Agent to disburse the proceeds of each Revolver Loan requested, or deemed to be requested pursuant to this Section 4.1.1, as follows: (i) the proceeds of each Revolver Loan requested under Section 4.1.1(i) shall be disbursed by Agent in accordance with the terms of the written disbursement letter from Borrower in the case of the initial Borrowing, and, and in the case of each subsequent Borrowing, by wire transfer to such bank account as may be agreed upon by Borrower and Agent from time to time or elsewhere if pursuant to a written direction from Borrower; and (ii) the proceeds of each Revolver Loan requested under Section 4.1.1(ii) shall be disbursed by Agent by way of direct payment of the relevant interest or other Obligation.

         4.2. DEFAULTING LENDER. If any Lender shall, at any time, fail to make any payment to Agent or Wachovia that is required hereunder, Agent may, but shall not be required to, retain payments that would otherwise be made to such defaulting Lender hereunder and apply such payments to such defaulting Lender's defaulted obligations hereunder, at such time, and in such order, as Agent may elect in its sole discretion. With respect to the payment of any funds from Agent to a Lender or from a Lender to Agent, the party failing to make the full payment when due pursuant to the terms hereof shall, upon demand by the other party, pay such amount together with interest on such amount at the Federal Funds Rate. The failure of any Lender to fund its portion of any Revolver Loan shall not relieve any other Lender of its obligation, if any, to fund its portion of the Revolver Loan on the date of Borrowing, but no Lender shall be responsible for the failure of any other Lender to make any Revolver Loan to be made by such Lender on the date of any Borrowing. Solely for purposes of voting or consenting to matters with respect to any of the Loan Documents, Collateral or any Obligations and determining a defaulting Lender's Pro Rata share of payments and proceeds of Collateral, a defaulting Lender shall not be deemed to be a "Lender" and such Lender's Commitment shall be deemed to be zero (0).

         4.3.    SPECIAL PROVISIONS GOVERNING LIBOR RATE LOANS.

                 4.3.1. Number of LIBOR Rate Loans. In no event may the number of LIBOR Rate Loans outstanding at any time to any Lender exceed 5.

                 4.3.2 Minimum Amounts. Each election of LIBOR Rate Loans pursuant to Section 4.1.1(i), and each continuation of or conversion to LIBOR Rate Loans pursuant to Section 3.1.2 hereof, shall be in a minimum amount of $2,000,000 and integral multiples of $1,000,000 in excess of that amount.

         4.4. ALL LOANS TO CONSTITUTE ONE OBLIGATION. The Loans shall constitute one general Obligation of Borrower and shall be secured by Agent's Lien upon all of the Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of Borrower and the holder of a separate claim against Borrower to the extent of any Obligations owed by Borrower to Agent or such Lender.

SECTION 5.       PAYMENTS

         5.1. GENERAL PAYMENT PROVISIONS. All payments (including all prepayments) of principal of and interest on the Loans and other Obligations that are payable to Agent or any Lender shall be made to Agent in Dollars without any offset or counterclaim and free and clear of (and without deduction for) any present or future Taxes, and, with respect to payments made other than by application of balances in the Collateral Reserve Account, in immediately available funds not later than 12:00 noon on the due date (and payment made after such time on the due date to be deemed to have been made on the next succeeding Business Day). All payments received by Agent shall be distributed by Agent to Lenders on a Pro Rata basis, subject to the right of offset that Agent may have as to amounts otherwise to be remitted to a particular Lender by reason of amounts due Agent from such Lender under any of the Loan Documents.

         5.2.    REPAYMENT OF REVOLVER LOANS.

                 5.2.1. Payment of Principal. The outstanding principal amounts with respect to the Revolver Loans shall be due and payable as follows:

                          (i) Any portion of the Revolver Loans consisting of the principal amount of Prime Rate Loans shall be paid by Borrower to Agent, for the Pro Rata benefit of Lenders (or, in the case of Settlement Loans, for the sole benefit of Wachovia) unless converted to a LIBOR

         Rate Loan in accordance with this Agreement, immediately upon the earliest of (a) the receipt by Agent of any proceeds or payments of any of the Collateral, to the extent of such proceeds or payments, (b) the Commitment Termination Date, or (c) each Settlement Date in the case of all Settlement Loans outstanding on such date.

                          (ii) Any portion of the Revolver Loans consisting of the principal amount of LIBOR Rate Loans shall be paid by Borrower to Agent, for the Pro Rata benefit of Lenders, unless converted to a Prime Rate Loan or continued as a LIBOR Rate Loan in accordance with the terms of this Agreement, upon the earlier of (a) the last day of the Interest Period applicable thereto or (b) the Commitment Termination Date. In no event shall Borrower be authorized to pay any LIBOR Rate Loan prior to the last day of the Interest Period applicable thereto unless otherwise agreed in writing by Agent or Borrower is otherwise expressly authorized or required by any other provision of this Agreement to pay any LIBOR Rate Loan outstanding on a date other than the last day of the Interest Period applicable thereto, and Borrower pays to Agent, for the Pro Rata benefit of Lenders, concurrently with any prepayment of a LIBOR Rate Loan the amount due Agent and Lenders under Section 3.9 hereof as a result of such prepayment.

                          (iii) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if an Out-of-Formula Condition shall exist, Borrower shall, ON DEMAND, repay the outstanding Revolver Loans bearing interest as Prime Rate Loans in an amount sufficient to reduce the aggregate unpaid principal amount of all Revolver Loans by an amount equal to such excess; and, if such payment of Prime Rate Loans is not sufficient to cure the Out-of-Formula Condition, then Borrower shall immediately either (a) deposit with Agent, for the Pro Rata benefit of Lenders, for application to any outstanding Revolver Loans bearing interest as LIBOR Rate Loans as the same become due and payable at the end of the applicable Interest Periods, cash in an amount sufficient to cure such Out-of-Formula Condition and any such cash shall be held by Agent, pending disbursement of same to Lenders, in the Cash Collateral Account subject to Agent's Lien thereon, or (b) pay the Revolver Loans outstanding that bear interest as LIBOR Rate Loans to the extent necessary to cure such Out-of-Formula Condition and also pay to Agent any and all amounts required by Section 3.9 hereof to be paid by reason of the prepayment of a LIBOR Rate Loan prior to the last day of the Interest Period applicable thereto.

                 5.2.2. Payment of Interest. Interest accrued on the Revolver Loans shall be due on (i) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, with respect to any Revolver Loan (whether a Prime Rate Loan or LIBOR Rate Loan) and (ii) the last day of the applicable Interest Period in the case of a LIBOR Rate Loan. Accrued interest shall also be paid by Borrower on the Commitment Termination Date. With respect to any Prime Rate Loan converted into a LIBOR Rate Loan pursuant to Section 3.1.2 on a day when interest would not otherwise have been payable with respect to such Prime Rate Loan, accrued interest to the date of such conversion on the amount of such Prime Rate Loan so converted shall be paid on the conversion date.

         5.3.    REPAYMENT OF TERM LOAN ADVANCES.

                 5.3.1. Payment of Principal. Each Term Loan Advance shall be repaid in accordance with the terms of the Term Note evidencing such Term Loan Advance. The Term Loan Advances shall mature in consecutive quarterly installments, commencing March 1, 1996, equal to (a) for the period from the Closing Date through January 12, 1997, $1,250,000 per quarter, (b) for the period from January

13, 1997 through January 12, 1998, $1,750,000 per quarter and (c) for the period from January 13, 1998 through January 12, 1999, $2,000,000 per quarter. The final installment of each Term Loan Advance shall be in an amount equal to such holder's Pro Rata share of the remaining principal balance of the Term Loan and shall be payable on January 12, 1999. Each installment shall be payable to Agent for the account and Pro Rata benefit of each Lender. Each Term Loan Advance, if not sooner paid, shall be due and payable in full on the Commitment Termination Date.

                 5.3.2. Payment of Interest. Interest accrued on each Term Loan Advance shall be due and payable on the earliest of (i) the first calendar day of each month for the immediately preceding month, computed through the last calendar day of the preceding month, whether all or any portion of the Term Loan Advance bears interest as a Prime Rate Loan or a LIBOR Rate Loan,
(ii) the last day of the applicable Interest Period in the case of any portion of such Term Loan Advance that is a LIBOR Rate Loan, or (iii) the Commitment Termination Date.

                 5.3.3. Mandatory Prepayment of Term Loan Advances. Borrower shall prepay the entire unpaid principal balance of the Term Loan Advances, and all accrued but unpaid interest thereon, upon the Commitment Termination Date. Borrower shall also be required to prepay the Term Loan Advances as follows:

                          (i) If Borrower shall have Excess Cash Flow in any Fiscal Year, commencing with Borrower's Fiscal Year ending February 28, 1997, as reflected on Borrower's financial statements delivered to Agent in accordance with Section 10.1.3 hereof, then Borrower shall prepay the Term Loan in an aggregate amount equal to 75% of such Excess Cash Flow for such Fiscal Year plus interest accrued and unpaid on the principal amount prepaid, such prepayment to be made within 10 days following Agent's receipt of such financial statements;

                          (ii)    Each mandatory prepayment pursuant to this
         Section 5.3.3 shall be applied first to Prime Rate Loans to the full extent thereof before application to any LIBOR Rate Loans; provided, however, that, so long as no Default or Event of Default exists, in lieu of application of such prepayment to LIBOR Rate Loans prior to the expiration of the respective Interest Periods applicable thereto and the resulting requirement to pay the charges provided for in
         Section 3.9 hereof, Borrower, at its option, may deposit with Agent cash funds equal to such prepayments to be held by Agent in the Cash Collateral Account for application to the Term Loan Advances on the sooner to occur of the expiration the Interest Period applicable thereto or the Commitment Termination Date. Each such prepayment shall be distributed by Agent to each Lender on a Pro Rata basis and shall be applied by Lenders to the installments of principal due under the Term Notes in the inverse order of their maturities until payment thereof in full.

                 5.3.4 Optional Prepayments of Term Loan Advances. Borrower may, at its option, prepay any portion of the Term Loan Advances consisting of Prime Rate Loans in whole at any time or in part from time to time, in amounts aggregating $1,000,000 or any greater integral multiple of $100,000, by paying the principal amount to be prepaid together with interest accrued or unpaid thereon to the date of prepayment and any applicable prepayment premium set forth below. Any portion of the Term Loan Advances consisting of LIBOR Rate Loans may be prepaid, at Borrower's option, at any time in whole or from time to time in part, in amounts aggregating $1,000,000 or any greater integral multiple thereof, by paying the principal amount to be prepaid, interest accrued and unpaid thereon to the date of prepayment, all charges pursuant to
Section 3.9 hereof if such prepayment is made on a date other than the last day of an applicable Interest Period, and any applicable prepayment premium as hereinafter set forth in this Section 5.3.4. Each such optional prepayment shall be applied to prepay the Term Loan Advances on a Pro Rata basis and shall be applied against scheduled amortization payments in the inverse order of the occurrence thereof. Borrower shall give written notice (or telephonic notice confirmed in writing) to the Agent of any intended prepayment (i) not less than 1 Business Day prior to any prepayment of Prime Rate Loans and not less than 2 Business Days prior to any prepayment of LIBOR Rate Loans. Such notice, once given, shall be irrevocable and, upon receipt of any such notice of optional prepayment, Agent shall promptly notify each Lender of the contents thereof and of such Lender's share of the prepayment. All prepayments shall include payment of accrued interest on the principal so prepaid and shall be applied to the payment of interest before applicable to principal.

         5.4. PAYMENT OF OTHER OBLIGATIONS. Borrower shall pay all costs, fees and charges pursuant to this Agreement as and when provided in Section 3.2 hereof, to Agent, or to any other Person designated by Agent in writing. The balance of the Obligations requiring the payment of money shall be payable by Borrower to Agent for the Pro Rata benefit of Lenders, as and when provided in this Agreement, the Other Agreements or the Security Documents, or, if no date of payment is otherwise specified in the Loan Documents, ON DEMAND.

         5.5. MARSHALLING; PAYMENTS SET ASIDE. None of Agent or any Lender shall be under any obligation to marshall any assets in favor of Borrower or any other Obligor or against or in payment of any or all of the Obligations.
To the extent that Borrower makes a payment or payments to Agent or Lenders or any of such Persons receives payment from the proceeds of any Collateral or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred. The provisions of the immediately preceding sentence of this Section 5.5 shall survive any termination of the Commitments and payment in full of the Obligations.

         5.6. ALLOCATION OF PAYMENTS FROM BORROWER. All monies to be applied to the Obligations, whether such monies represent voluntary payments by Borrower or any Guarantor or are received pursuant to demand for payment or realized from any disposition of Collateral, shall be allocated among Agent and such of the Lenders as are entitled thereto (and, with respect to monies allocated to Lenders, on a Pro Rata basis unless otherwise provided herein):
(i) first, to Agent to pay principal and accrued interest on any portion of the Revolver Loans which Agent may have advanced on behalf of any Lender and for which Agent has not been reimbursed by such Lender or Borrower; (ii) second, to Wachovia to pay the principal and accrued interest on any portion of the Settlement Loans outstanding; (iii) third, to Agent and Wachovia to pay the amount of Extraordinary Expenses that have not been reimbursed to Agent or Wachovia by Borrower or Lenders, together with interest accrued thereon; (iv) fourth, to Agent to pay any Indemnified Amount that has not been paid to Agent by Borrower or Lenders, together with interest accrued thereon; (v) fifth, to Agent to pay any fees due and payable to Agent; (vi) sixth, to Lenders for any Indemnified Amount that they have paid to Agent and for any Extraordinary Expenses that they have reimbursed to Agent; and (vii) seventh, to Lenders in payment of the unpaid principal and accrued interest in respect of the Loans and any other Obligations then outstanding. The allocations set forth in this
Section 5.6 are solely to determine the rights and priorities of Agent and Lenders as among themselves and may be changed by Agent and Lenders without notice to or the consent of approval of Borrower or any other Person.

         5.7. APPLICATION OF PAYMENTS AND COLLECTIONS. All payments received by Agent by 12:00 noon in immediately available funds on any Business Day shall be deemed received on that Business Day. All payments received by Agent after 12:00 noon in immediately available funds on any Business Day shall be deemed received on the following Business Day. Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Agent or any Lender from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or its agent against the Obligations, in such manner as Agent may deem advisable, notwithstanding any entry by Agent upon any of its books and records.

         5.8.    LOAN ACCOUNTS; THE REGISTER; ACCOUNT STATED.

                 5.8.1. Loan Accounts. Each Lender shall maintain in accordance with its usual and customary practices an account or accounts (a "Loan Account") evidencing the Debt of Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable to such Lender from time to time hereunder and under each Note payable to such Lender.

                 5.8.2. The Register. Agent shall maintain a register (the "Register") which shall include a master account and a subsidiary account for each Lender and in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of each Loan comprising such Borrowing and any Interest Period applicable thereto, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder or under the Notes, and (iv) the amount of any sum received by Agent from Borrower or any other Obligor and each Lender's share thereof. The Register shall be available for inspection by Borrower or any Lender at the offices of Agent at any reasonable time and from time to time upon reasonable prior notice.

                 5.8.3. Entries Binding. The entries made in the Register and each Loan Account shall constitute rebuttably presumptive evidence of the information contained therein; provided, however, that if a copy of information contained in the Register or any Loan Account is provided to any Person, or any Person inspects the Register or any Loan Account, at any time or from time to time, then the information contained in the Register or the Loan Account, as applicable shall be conclusive and binding on such Person for all purposes absent manifest error, unless such Person notifies Agent in writing within 30 days after such Person's receipt of such copy or such Person's inspection of the Register or Loan Account of its intention to dispute the information contained therein.

         5.9. GROSS UP FOR TAXES. If Borrower shall be required by Applicable Law to withhold or deduct any Taxes from or in respect of any sum payable under this Agreement or any of the other Loan Documents, (a) the sum payable to Agent or such Lender shall be increased as may be necessary so that, after making all required withholding or deductions, Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions been made, (b) Borrower shall make such withholding or deductions, and (c) Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

SECTION 6.       TERM AND TERMINATION OF COMMITMENTS

         6.1. TERM OF COMMITMENTS. Subject to each Lender's right to cease making Loans to Borrower when any Default exists or upon termination of the Commitments as provided in Section 6.2 hereof, the Commitments shall be in effect for a period of 3 years from the date hereof, through January 12, 1999 (the "Term").

         6.2.    TERMINATION.

                 6.2.1. Termination by Agent. Agent may (and upon the direction of the Required Lenders, shall) terminate the Commitments without notice upon or after the occurrence of an Event of Default.

                 6.2.2. Termination by Borrower. Upon at least 30 days prior written notice to Agent, Borrower may, at its option, terminate the Commitments; provided, however, no such termination by Borrower shall be effective until Borrower has paid all of the Obligations in immediately available funds. Any notice of termination given by Borrower shall be irrevocable unless Agent otherwise agrees in writing. Borrower may elect to terminate the Commitments in their entirety only. No section of this Agreement, type of Loan available hereunder or Commitment may be terminated singly.

                 6.2.3. Effect of Termination. On the effective date of termination by Agent or by Borrower, all of the Obligations shall be immediately due and payable and Lenders shall have no obligation to make any Loans. All undertakings, agreements, covenants, warranties and representations of Borrower contained in the Loan Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrower has satisfied the Obligations to Agent and Lenders, in full, in the manner set forth in Section 6.2.2. Notwithstanding the payment in full of the Obligations, Agent shall not be required to terminate its security interests in any of the Collateral unless, with respect to any loss or damage Agent may incur as a result of the dishonor or return of any Payment Items applied to the Obligations, Agent shall have received either (i) a written agreement, executed by Borrower, each Borrower Subsidiary and any Person whose loans or other advances to Borrower are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such loss or damage; or (ii) such monetary reserves and Liens on the Collateral for such period of time as Agent, in its reasonable discretion, may deem necessary to protect Agent from any such loss or damage.

SECTION 7.       SECURITY INTERESTS

         7.1. GRANT OF SECURITY INTEREST. To secure the prompt payment and performance of all of the Obligations, Borrower hereby grants to Agent, for the benefit of itself as Agent and for the Pro Rata benefit of Lenders, a continuing security interest in and Lien upon all of the following Property and interests in Property of Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

                          (i)     All Inventory;

                          (ii)    All Documents Collateral;

                          (iii)   All Balances Collateral;

                          (iv)    All Credit Card Receivables;

                          (v)     All Inventory Proceeds; and

                          (vi)    All Books and Records.

         7.2. LIEN PERFECTION; FURTHER ASSURANCES. Borrower shall execute or cause to be executed such UCC-1 financing statements as are required by the UCC and such other instruments, assignments or documents as are necessary to perfect Agent's Lien upon any of the Collateral, and shall take such other action as may be required to perfect or to continue the perfection of Agent's Lien upon the Collateral. Borrower shall cause any or all of its Subsidiaries to execute any and all agreements, documents or instruments required by Agent and Lenders with respect to the Collateral or any collateral owned by such Subsidiary, including guaranty agreements, security agreements and UCC-1 financing statements. Unless prohibited by Applicable Law, Borrower hereby authorizes Agent to execute and file any such financing statement on Borrower's behalf. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Agent's request, Borrower shall also promptly execute or cause to be executed and shall deliver to Agent any and all documents, instruments and agreements deemed necessary by Agent and Lenders to give effect to or carry out the terms or intent of the Loan Documents.

SECTION 8.       COLLATERAL ADMINISTRATION

         8.1.    GENERAL PROVISIONS.

                 8.1.1. Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrower at one or more of the business locations of Borrower set forth in
SCHEDULE 8.1.1 hereto and shall not be moved therefrom, without the prior written approval of Agent, except that prior to an Event of Default and acceleration of the maturity of the Obligations in consequence thereof, Borrower may (i) make sales of its Inventory in the ordinary course of its business, (ii) may move Inventory or any records relating to any Collateral to a location shown on SCHEDULE 8.1.1 or to a location in the United States other than those shown on SCHEDULE 8.1.1 hereto so long as Borrower has given Agent at least 30 Business Days' prior written notice of such new location and prior to moving any Inventory to such location Borrower has executed and delivered to Agent UCC-1 financing statements and any other appropriate documentation to perfect or continue the perfection of Agent's Liens with respect to such Inventory and all proceeds thereof, and (iii) may warehouse any of the Inventory at any time with any third party, but only after prior written notice to Agent thereof and only if the warehouseman who shall receive any such Inventory shall issue non-negotiable warehouse receipts in Agent's name to evidence any such warehousing of goods constituting Inventory.

                 8.1.2. Insurance of Collateral. Borrower shall maintain and pay for insurance upon all Collateral wherever located and with respect to Borrower's business, covering casualty, hazard, public liability and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrower shall deliver the originals or certified copies of such policies to Agent with satisfactory Agent's loss payable endorsements, naming Agent as loss payee, assignee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of Borrower or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. If Borrower fails to provide and pay for such insurance, Agent may, at its option, but shall not be required to, procure the same and charge Borrower therefor. Borrower agrees to deliver to Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

                 8.1.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes imposed under any Applicable Law on any of the Collateral or in respect of the sale thereof, and all other payments required to be made by Agent to any Person to realize upon any Collateral shall be borne and paid by Borrower. If Borrower fails to pay promptly any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge Borrower therefor. Agent shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever, but the same shall be at Borrower's sole risk.

                 8.1.4. Proceeds of Collateral. Unless and until otherwise required by Agent, Borrower may collect all proceeds of the Collateral and use same in the ordinary course of business for purposes for which proceeds of Revolver Loans may be used. If and when requested by Agent, or in any event after the occurrence and during the continuance of an Event of Default, Borrower shall hold all proceeds of the Collateral received by it in trust for the benefit of Agent and Lenders and shall cause the same to be deposited promptly to the collateral reserve account for application to the Obligations.

         8.2. AGREEMENTS REGARDING INVENTORY. With respect to the Inventory, Borrower hereby represents, warrants and covenants to and with Agent and Lenders as follows:

                 8.2.1. Sale of Inventory. Borrower shall not sell, lease, exchange or otherwise dispose of any of the Inventory without the prior written consent of Agent, except in the ordinary course of Borrower's business for cash, by credit card, on open account or on terms of payment ordinarily extended to its customers. Upon the sale, exchange or other disposition of Inventory, the security interest and Lien created and provide for herein, without break in continuity and without further formality or act, shall continue in and attach to any Inventory Proceeds and Documents Collateral and in the event of any unauthorized sale, shall continue in the Inventory itself.

                 8.2.2. Records and Reports of Inventory. Borrower shall keep accurate and complete records of its Inventory and shall furnish Agent and Lenders inventory reports respecting such Inventory in form and detail satisfactory to Agent and Lenders at such times as Agent and Lenders may request. Without limiting the generality of the foregoing, Borrower shall, as soon as practicable, but in any event on or before 20 days after the end of each month, furnish or cause to be furnished to Agent a status report, certified by a Senior Officer of the type, dollar Value and location of all Inventory as at the end of the preceding fiscal month. On the Closing Date, and at the end of each fiscal week and month of Borrower thereafter, Borrower shall prepare and deliver to Agent and Lenders a Collateral Report evidencing that there is no Out-of-Formula Condition as of the date of the report's submission to Agent and certifying that all rents and other charges currently owing by Borrower with respect to any leased locations have been paid on a timely basis. Each Collateral Report shall be in such form as Agent and Required Lenders may request from time to time and the statements in each such report shall be certified by a Senior Officer as to truth and accuracy. Borrower shall conduct a fiscal inventory no less frequently than annually and shall provide to Agent and Lenders a report based on each such fiscal inventory promptly thereafter, together with such supporting information as Agent shall request.

                 8.2.3. Returns of Inventory. Borrower shall not return any of its Inventory to a supplier or vendor thereof, or any other Person, whether for cash, credit against future purchases or then existing payables, or otherwise, unless (i) such return is in the ordinary course of business of Borrower and such Person; (ii) no Default or Event of Default exists or would result therefrom; (iii) the return of such Inventory will not result in an Out-of-Formula Condition; and (iv) any payments received by Borrower in connection with any such return are promptly turned over to Agent for application to the Obligations.

         8.3 AGREEMENTS REGARDING BALANCES COLLATERAL. With respect to the Balances Collateral, Borrower hereby represents, warrants and covenants to and with Agent and Lenders as follows:

                 8.3.1. Ownership. Borrower owns the Balances Collateral free and clear of any Lien other than Permitted Liens.

                 8.3.2. Remedies. In addition to such other rights and remedies with respect to the Balances Collateral as may exist from time to time hereafter in favor Agent or any Lender, whether by way of setoff, banker's lien, consensual security interest or otherwise, upon or after the occurrence of any Event of Default, Agent and Lenders may charge any part or all of the obligations of Agent or any Lender to Borrower represented by items constituting the Balances Collateral in the possession and control of Agent or any Lender against the payment of the Obligations, without prior notice to or demand upon Borrower.

                 8.3.3. Liens. Borrower will not incur, create or suffer to exist any Lien upon any of the Balances Collateral except for Permitted Liens, or sell, convey, pledge or assign its right, title or interest therein, without the prior written consent of Agent and Lenders.

SECTION 9.       REPRESENTATIONS AND WARRANTIES

         9.1. GENERAL REPRESENTATIONS AND WARRANTIES. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Borrower warrants and represents to Agent and Lenders that:

                 9.1.1. Organization and Qualification. Each of Borrower and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Borrower and its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each state or jurisdiction listed on SCHEDULE 9.1.1 hereto and in all other states and jurisdictions in which the failure of Borrower or any of such Subsidiaries to be so qualified would have a Material Adverse Effect.

                 9.1.2. Corporate Power and Authority. Each of Borrower and its Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the shareholders of Borrower or any Subsidiary; (ii) contravene Borrower's or any Subsidiary's charter, articles or certificate of incorporation or by-laws;
(iii) violate, or cause Borrower or any Subsidiary to be in default under, any provision of any Applicable

Law, order, writ, judgment, injunction, decree, determination or award in effect having applicability to Borrower or any Subsidiary; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower or any Subsidiary is a party or by which it or its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by Borrower or any Subsidiary.

                 9.1.3. Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each of Borrower and its Subsidiaries signatories thereto enforceable against them in accordance with the respective terms of such Loan Documents, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights.

                 9.1.4. Capital Stock; Subsidiaries. All capital stock, debentures, bonds, notes and all other Securities of Borrower presently issued and outstanding are validly and properly issued in accordance with all Applicable Law, including the "Blue Sky" laws of the applicable states and all federal securities laws. On the date hereof, Borrower has no Subsidiaries.

                 9.1.5. Corporate Names; Fundamental Changes. During the 5-year period preceding the date of this Agreement, neither Borrower nor any Subsidiary has been known as or used any corporate, fictitious or tradenames except under the tradenames "Faller's Furniture Center," "Marks-Fitzgerald," "Rhodes Furniture," "Cross Rhodes," "Furniture Warehouse and Showrooms Company," "Rhodes," "Cross Rhodes Furniture Warehouse and Showrooms Co.," "Rhodes Furniture Company (TN - Rhodes, Inc.)," "Weberg Enterprises" and "Glick's Furniture"; and neither Borrower nor any Subsidiary has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person except for purchases from Weberg Enterprises, Inc. and The Glick Furniture Company.

                 9.1.6. Business Locations; Agent for Process. As of the date hereof, the chief executive office and other places of business of Borrower and each Subsidiary are as listed on SCHEDULE 8.1.1 hereto. During the 5-year period preceding the date of this Agreement, neither Borrower nor any Subsidiary has had an office, place of business or agent for service of process other than as listed on SCHEDULE 8.1.1. Except as shown on SCHEDULE 8.1.1 on the date hereof, no Inventory of Borrower or any Subsidiary is stored with a bailee, warehouseman or similar Person, nor is any Inventory consigned to any Person.

                 9.1.7. Title to Properties; Priority of Liens. Borrower and each Subsidiary has good and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of its personal Property, in each case, free and clear of all Liens except Permitted Liens. Borrower has paid or discharged, and has caused each Subsidiary to pay and discharge, all lawful claims which, if unpaid, might become a Lien against any Properties of Borrower or such Subsidiary that is not a Permitted Lien. The Liens granted to Agent under Section 5 hereof are first priority Liens, subject only to those Permitted Liens which are expressly permitted by the terms of this Agreement to have priority over the Liens of Agent.

                 9.1.8. Financial Statements; Fiscal Year. The Consolidated and consolidating balance sheets of Borrower and such other Persons described therein (including the accounts of all Subsidiaries of Borrower for the respective periods during which a Subsidiary relationship existed) as of August 31, 1995, and the related statements of income, changes in stockholder's equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP, and present fairly the financial positions of Borrower and such Persons at such dates and the results of Borrower's operations for such periods. Since August 31, 1995, there has been no material change in the condition, financial or otherwise, of Borrower and such other Persons as shown on the Consolidated balance sheet as of such date and no material adverse change in the aggregate value of Equipment and real Property owned by Borrower or such other Persons.

                 9.1.9. Full Disclosure. The financial statements referred to in Section 9.1.8 hereof do not contain any untrue statement of a material fact and neither this Agreement nor any other written statement provided by Borrower to Agent or any Lender contains or omits any material fact necessary to make the statements contained herein or therein not materially misleading. There is no fact or circumstances in existence on the date hereof which Borrower has failed to disclose to Agent in writing that may reasonably be expected to have a Material Adverse Effect.

                 9.1.10. Solvent Financial Condition. Each of Borrower and its Subsidiaries is now Solvent and, after giving effect to the Loans to be made hereunder and the consummation of the other transactions described in the Loan Documents, Borrower and each of its Subsidiaries will be Solvent.

                 9.1.11. Taxes. The federal tax identification number of Borrower is 58-0536190. Borrower and each Subsidiary has filed all federal, state and local tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all Taxes upon it, its income and Properties as and when such Taxes are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of Borrower and each Subsidiary are adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

                 9.1.12. Brokers. There are no claims against any Obligor for brokerage commissions, finder's fees or investment banking fees in connection with the transactions contemplated by this Agreement or any of the other Loan Documents.

                 9.1.13. Governmental Approvals. Each of Borrower and its Subsidiaries has, and is in good standing with respect to, all Governmental Approvals necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it.

                 9.1.14. Compliance with Laws. Each of Borrower and its Subsidiaries has duly complied with, and its Properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all Applicable Law (except to the extent that any such noncompliance with Applicable Law would not reasonably be expected to have a Material Adverse Effect) and there have been no citations, notices or orders of noncompliance issued to Borrower or any of the Subsidiaries under any such law, rule or regulation.

                 9.1.15. Restrictions. Neither Borrower nor any of the Subsidiaries is a party or subject to any contract, agreement, or charter or other corporate restriction, which has or could be reasonably expected to have a Material Adverse Effect. Neither Borrower nor any of the Subsidiaries is a party or subject to any contract or agreement (other than this Agreement) which restricts its right or ability to incur Debt, none of which prohibit the execution of or compliance with this Agreement or the other Loan Documents by Borrower or any of the Subsidiaries, as applicable.

                 9.1.16. Litigation. Except as set forth on SCHEDULE 9.1.16 hereto, there are no actions, suits, proceedings or investigations pending on the date hereof, or to the Knowledge of Borrower, threatened on the date hereof, against or affecting Borrower or any of the Subsidiaries, or the business, operations, Properties, prospects, profits or condition of Borrower or any of the Subsidiaries, which, if determined adversely to Borrower or any Subsidiary, would have a Material Adverse Effect. To the Knowledge of Borrower, neither Borrower nor any of its Subsidiaries is in default on the date hereof with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal.

                 9.1.17. No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or Borrower's performance hereunder, constitute a Default or an Event of Default. Neither Borrower nor any of the Subsidiaries is in default, and no event has occurred and no condition exists which constitutes, or which with the passage of time or the giving of notice or both would constitute, a default in the payment of any Debt of Borrower or a Subsidiary to any Person for Money Borrowed.

                 9.1.18. Pension Plans. Except as disclosed on SCHEDULE 9.1.18 hereto, neither Borrower nor any of the Subsidiaries has any Plan on the date hereof. Borrower and each of its Subsidiaries is in full substantial compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan. No fact or situation that is reasonably likely to result in a material adverse change in the financial condition of Borrower or any of the Subsidiaries exists in connection with any Plan. Neither Borrower nor any of its Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.

                 9.1.19. Trade Relations. There exists no actual or threatened termination, cancellation or limitation of, or any materially adverse modification or change in, the business relationship between any Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of such Borrower, or with any material supplier or group of suppliers, and there exists no condition or state of facts or circumstances which is reasonably likely to have a Material Adverse Effect or prevent any Borrower from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

                 9.1.20. Rental Payments. Borrower is not in default in the payment of any rent or any other sums owing by Borrower with respect to any leased premises of Borrower, and Borrower does not have any Knowledge of any other default in its performance under any such lease.

                 9.1.21.  Labor Relations.  Except as described on SCHEDULE
9.1.21 hereto, neither Borrower nor any of the Subsidiaries is a party to any collective bargaining agreement on the date hereof. On the date hereof, there are no material grievances, disputes or controversies with any union or any other organization of Borrower's or any Subsidiary's employees, or, to Borrower's Knowledge, any threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

                 9.1.22. Restricted Investment Company Act; Public Utility Holding Company Act. No Obligor is an "investment company" or a "person directly or indirectly controlled by or acting on behalf of an investment company" within the meaning of the Restricted Investment Company Act of 1940, or a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935.

                 9.1.23. Margin Stock. Neither Borrower nor any of the Subsidiaries is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

         9.2. CONTINUOUS NATURE OF REPRESENTATIONS AND WARRANTIES. Each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate, complete and not misleading at all times during the term of this Agreement, except for changes in the nature of Borrower's or any Subsidiary's business or operations that may occur after the date hereof in the ordinary course of business so long as Required Lenders have consented to such changes and such changes are not violative of any provision of this Agreement. Notwithstanding the foregoing, representations and warranties which by their terms are applicable only to a specific date shall be deemed made only at and as of such date.

         9.3. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Borrower contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Agent, Lenders and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 10.      COVENANTS AND CONTINUING AGREEMENTS

         10.1. AFFIRMATIVE COVENANTS. For so long as there are any Commitments outstanding and thereafter until payment in full of the Obligations, Borrower covenants that, unless otherwise consented to by Agent in writing, and shall cause each Subsidiary to:

                 10.1.1. Visits and Inspections. Permit representatives of Agent, from time to time, as often as may be reasonably requested, but only during normal business hours and (except when a Default or Event of Default exists) upon reasonable prior notice to Borrower, to visit and inspect the Properties of Borrower and each Subsidiary, inspect, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, Borrower's and each Subsidiary's business, assets, liabilities, financial condition, business prospects and results of operations. Representatives of each Lender shall be authorized to accompany Agent on each such visit and inspection and to participate with Agent therein.

                 10.1.2. Notices. Notify Agent and Lenders in writing, promptly after Borrower's obtaining Knowledge thereof, (i) of the commencement of any litigation affecting Borrower or any of its Properties, whether or not the claims asserted in such litigation are considered by Borrower to be covered by insurance, and of the institution of any administrative proceeding, to the extent that such litigation or proceeding, if determined adversely to Borrower, would reasonably be expected to have a Material Adverse Effect; (ii) of any material labor dispute to which Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which it is a party or by which it is bound; (iii) of any material default by Borrower under any note, indenture, loan agreement, mortgage, lease, deed, guaranty or other similar agreement relating to any Debt of Borrower exceeding $500,000; (iv) of any Default or Event of Default; (v) of any default by any Person under any note or other evidence of Debt payable to Borrower in an amount exceeding $500,000; (vi) of any lawsuit or contested proceeding in which the amount in controversy exceeds $500,000, and of the entry of any judgment or order in any such lawsuit or proceeding; (vii) of any violation or asserted violation of ERISA or any Environmental Law, the adverse resolution of which would reasonably be expected to have a Material Adverse Effect; (viii) of any termination of the Beneficial Agreement or the execution by Borrower of any agreement for a private label credit card program for Borrower's customers; and (ix) the assertion by any Noteholders that Borrower has defaulted in the performance of its obligations under any of the Note Purchase Documents. In addition, Borrower shall give Agent at least 30 Business Days' prior written notice of any Obligor's opening of any new office or place of business.

                 10.1.3. Financial Statements. Keep, and cause each Subsidiary to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and to be furnished to Agent and Lenders the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrower's certified public accountants concur in any change therein, such change is disclosed to Agent and is consistent with GAAP and, if required by the Required Lenders, the financial covenants set forth in Section 10.3 are amended in a manner requested by the Required Lenders to take into account the effects of such change):

                          (i) as soon as available, and in any event within 95 days after the close of each Fiscal Year, unqualified audited financial statements of Borrower and its Subsidiaries as of the end of such Fiscal Year, on a Consolidated and consolidating basis, certified without material qualification by a firm of independent certified public accountants of recognized national standing selected by Borrower but reasonably acceptable to Agent (except for a qualification for a change in accounting principles with which the accountant concurs), and setting forth in each case in comparative form the corresponding Consolidated and consolidating figures for the preceding Fiscal Year;

                          (ii) as soon as available, and in any event within 40 days after the end of each month hereafter, including the last month of Borrower's Fiscal Year, unaudited interim financial statements of Borrower and its Subsidiaries as of the end of such month and of the portion of Borrower's financial year then elapsed, on a Consolidated and consolidating basis, certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of Borrower and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

                          (iii) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which Borrower has made generally available to its shareholders and copies of any regular, periodic and special reports or registration statements which Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

                          (iv) promptly after the filing thereof, copies of any annual report to be filed in accordance with ERISA in connection with each Plan; and

                          (v) such other data and information (financial and otherwise) as Agent, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrower's and each of its Subsidiaries' financial condition or results of operations.

                 Concurrently with the delivery of the financial statements described in clause (i) of this Section 10.1.3, Borrower shall deliver to Agent and Lenders a copy of the accountants' letter to Borrower's management that is prepared in connection with such financial statements. Concurrently with the delivery of the financial statements described in clauses (i) and (ii) of this
Section 10.1.3, or more frequently if requested by any Lender during any period that a Default or Event of Default, Borrower shall cause to be prepared and furnished to Agent and Lenders a Compliance Certificate in the form of EXHIBIT E hereto executed by the chief financial officer of Borrower.

                 10.1.4. Certain Reporting. Agent may, at any time in its sole discretion, require Borrower to permit Agent to verify under the letterhead of a certified public accountant the individual account balances of the individual Account Debtors immediately upon Agent's request therefor, and, upon Agent's request made at any time hereafter, Borrower shall furnish Agent with a then current address list for all Account Debtors. Upon Agent's request, Borrower shall furnish to Agent and each Lender a status report, certified by a Senior Officer, of the aggregate Dollar amount of the items comprising the accounts payable of Borrower and the age of each individual item thereof as of the last day of the preceding month (segregating such items in such manner and to such degree as Agent may request).

                 10.1.5. Projections. No later than 30 days prior to the end of each Fiscal Year of Borrower, deliver to Agent and Lenders the Projections of Borrower for the forthcoming 3 years, year by year, and for the forthcoming Fiscal Year, month by month.

                 10.1.6.  Taxes.   Pay and discharge all Taxes prior to the date
on which such Taxes become delinquent or penalties attach thereto, except and to the extent only that such Taxes are being Properly Contested.

                 10.1.7. Compliance with Laws. Comply with all Applicable Law, including ERISA, all Environmental Laws and all laws, statutes, regulations and ordinances regarding the collection, payment and deposit of Taxes, and obtain and keep in force any and all Governmental Approvals necessary to the ownership of its Properties or to the conduct of its business, to the extent that any such failure to comply, obtain or keep in force would be reasonably likely to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release shall occur at or on any of the Properties of Borrower or any Subsidiary, Borrower shall, or shall cause the applicable Subsidiary to, act immediately to investigate the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any governmental authority or agency.

                 10.1.8. Insurance. In addition to the insurance required herein with respect to the Collateral, maintain with financially sound and reputable insurers, insurance with respect to its Properties and business against such casualties and contingencies of such type (including product liability, business interruption, larceny, embezzlement, or other criminal misappropriation insurance) and in such amounts as is customary in the business of Borrower or such Subsidiary.

         10.2. NEGATIVE COVENANTS. For so long as there are any Commitments outstanding and thereafter until payment in full of the Obligations, Borrower covenants that, unless Agent has first consented thereto in writing, it shall not and shall not permit any Subsidiary to:

                 10.2.1. Fundamental Changes. Enter into any transaction to merge, reorganize, consolidate or amalgamate with any Person, or liquidate, wind up or dissolve itself, except for mergers or consolidations of any Subsidiary with another Subsidiary.

                 10.2.2. Loans. Make any loans or other advances of money other than for salary, travel advances, advances against commissions and other similar advances in the ordinary course of business) to any Person (including Borrower, a Subsidiary or an Affiliate), except loans to Green Capital not to exceed $5,000,000 in principal amount outstanding at any time, but only if (a) Agent is given at least 5 days' prior written notice thereof, (b) the terms of the loan (including the terms of repayment) are evidenced in writing, and (c) Green Capital in writing agrees with Borrower and Agent that Green Capital will repay all such loans prior to making any Distributions to any of its partners and will maintain partnership capital of at least $100,000,000 at all times that any loans that any loans to it from Borrower are outstanding.

                 10.2.3. Debt for Money Borrowed. Create, incur, assume or suffer to exist any Debt for Money Borrowed except for: (i) Debt for Money Borrowed existing on the date of this Agreement; (ii) Debt for Money Borrowed incurred pursuant to financial contractual agreements made and entered into, and disclosed in writing to Agent and Lenders, prior to the date of this Agreement, including Debt to the Noteholders under the Note Purchase Documents; (iii) Debt for Money Borrowed from Agent or any Lender under any of the Loan Documents;
(iv) Subordinated Debt; (v) Permitted Purchase Money Debt; and (vi) Debt arising under interest rate protection agreements between Borrower and any Lender that have been approved in writing by Agent. In no event shall Borrower be permitted to prepay any Debt for Money Borrowed, including any Debt owing under the Senior Notes.

                 10.2.4.  Affiliate Transactions.  Except as set forth in
Schedule 10.2.4, enter into, or be a party to any transaction with any Affiliate or stockholder, except (i) the transactions contemplated by the Loan Documents;
(ii) payment of customary directors' fees and indemnities; (iii) transactions with Affiliates that were consummated prior to the date hereof and that have been disclosed to Lenders; and (iv) in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to Borrower or such Subsidiary than would obtain in a comparable arm's length transaction with a Person not an Affiliate or stockholder of Borrower or such Subsidiary.

                 10.2.5. Limitation on Liens. Create or suffer to exist any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:

                          (i)      Liens at any time granted in favor of Agent;

                          (ii) Liens for Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due or being Properly Contested;

                          (iii) A statutory Lien arising in the ordinary course of Borrower's or a Subsidiary's business by operation of law, but only if payment in respect of any such Lien is not at the time required or the Debt secured by such Lien is being Properly Contested and such Lien does not materially detract from the value of the Property of Borrower or such Subsidiary and does not materially impair the use thereof in the operation of Borrower's or such Subsidiary's business;

                          (iv) Purchase Money Liens securing Permitted Purchase Money Debt;

                          (v) A Lien arising by virtue of the rendition, entry or issuance against Borrower or any Subsidiary, or any Property of Borrower or any Subsidiary, of any judgment, writ, order, or decree for so long as such Lien is in existence for less than 30 consecutive days after it first arises, is at all times junior in priority to any Liens in favor of Agent and is being Properly Contested;

                          (vi) Liens incurred or deposits made in the ordinary course of business to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Money Borrowed), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts, provided that, to the extent any such Liens attach to any of the Collateral, such Liens are at all times subordinate and junior to the Liens upon the Collateral in favor of Agent;

                          (vii) easements, rights-of-way, restrictions, covenants or other agreements of record and other similar charges or encumbrances on real Property of Borrower or a Subsidiary that do not interfere with the ordinary conduct of the business of Borrower or such Subsidiary;

                          (viii) Liens in existence immediately prior to the Closing Date that are satisfied in full and released on the Closing Date as a result of the application of Borrower's cash on hand at the Closing Date and the proceeds of the Loans to be made on the Closing Date;

                          (ix)     such other Liens as appear on SCHEDULE
         10.2.5 hereto, to the extent provided therein; and

                          (x) such other Liens as Required Lenders in their sole discretion may hereafter approve in writing.

                 10.2.6. Subordinated Debt. Make any payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except in accordance with the subordination agreement relative thereto.

                 10.2.7. Distributions. Declare or make any Distributions; provided, however, that so long as no Default or Event of Default exists, Borrower may repurchase its capital stock in an aggregate amount of up to $3,000,000.

                 10.2.8. Capital Expenditures. Make Capital Expenditures including, by way of capitalized leases) which in the aggregate, as to Borrower and its Subsidiaries, exceed $20,000,000 during Fiscal Year 1996, $18,000,000 during either of Fiscal Years 1997 and 1998 or $15,000,000 during Fiscal Year 1999 or during any Fiscal Year thereafter; provided, however, Capital Expenditures made by Borrower in connection with the Acquisitions of Weberg Enterprises, Inc. and The Glick Furniture Company shall not be included in the foregoing calculations.

                 10.2.9.  Disposition of Assets.  Except as set forth in
Schedule 10.2.9, sell, assign, lease, consign or otherwise dispose of any of its Properties or any interest therein, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except
(i) sales of Inventory in the ordinary course of business for so long as no Event of Default exists hereunder, (ii) dispositions of Property (other than Inventory) in the ordinary course of business, (iii) a transfer of Property to Borrower by a Subsidiary; and (iv) dispositions expressly authorized by other provisions of this Agreement.

                 10.2.10. Stock of Subsidiaries. Permit any of the Subsidiaries to issue any additional shares of its capital stock except director's qualifying shares.

                 10.2.11. Restricted Investments. Make or have, or permit any Subsidiary to make or have, any Restricted Investment, except for Permitted Acquisitions.

                 10.2.12. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary.

                 10.2.13. Fiscal Year. Establish a fiscal year different from the Fiscal Year.

                 10.2.14. Corporate Documents. Amend, modify or otherwise change any of the terms or provisions in any of its corporate charter, articles of incorporation, bylaws or other governing documents as in effect on the Closing Date, except for changes that do not affect in any way Borrower's or such Subsidiary's rights and obligations to enter into and perform the Loan Documents to which it is a party to pay all of the Obligations and that do not have a Material Adverse Effect.

         10.3. SPECIFIC FINANCIAL COVENANTS. For so long as there are any Commitments outstanding and thereafter until payment in full of the Obligations, Borrower covenants that, unless otherwise consented to by Agent in writing, it shall:

                 10.3.1. Minimum EBITDA. Borrower shall at all times maintain Consolidated EBITDA of at least the amount shown below for the period corresponding thereto:

                 Period                                     Amount
                 ------                                     ------
                 March 1, 1996 through                      $7,000,000
                 May 31, 1996

                 March 1, 1996 through                      $16,000,000
                 August 30, 1996

                 March 1, 1996 through                      $35,000,000
                 November 30, 1996

                 March 1, 1996 through                      $45,000,000
                 February 28, 1997

                 March 1, 1997 through
                 February 28, 1998                          $47,000,000, calculated quarterly based upon the
                                                            immediately preceding four (4) fiscal quarters of
                                                            Borrower

                 March 1, 1998 and thereafter               $48,000,000, calculated quarterly based upon the
                                                            immediately preceding four (4) fiscal quarters of
                                                            Borrower

                 10.3.2 Consolidated Fixed Charge Coverage Ratio. Borrower shall at all times maintain a Consolidated Fixed Charge Coverage Ratio of at least the ratios shown below for the period corresponding thereto, calculated quarterly based upon the immediately preceding 4 fiscal quarters:

                          Period                            Ratio
                          ------                            -----
                          Closing Date through              1.50 to 1
                          February 28, 1997

                          March 1, 1997 through             1.75 to 1
                          February 28, 1998

                          March 1, 1998 and                 2.0 to 1
                          thereafter

                 10.3.3 Minimum Consolidated Net Worth. Borrower shall at all times maintain a Consolidated Net Worth of at least an amount equal to the sum of (i) $65,000,000, plus (ii) beginning with the fiscal quarter ending November 30, 1995, 75% of Consolidated Net Income for each quarter thereafter on a cumulative basis, without giving effect to any losses.

                 10.3.4 Consolidated Leverage Ratio. Borrower shall at all times maintain a Consolidated Leverage Ratio that does not exceed the ratios shown below for the periods corresponding thereto:

                          Period                            Ratio
                          ------                            -----
                          Closing Date through              2.75 to 1
                          February 27, 1997

                          February 28, 1997 through         2.50 to 1
                          February 27, 1998

                          February 28, 1998 and             2.25 to 1
                          thereafter

SECTION 11.      CONDITIONS PRECEDENT

         11.1. CONDITIONS PRECEDENT TO INITIAL CREDIT EXTENSIONS. Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent and Lenders under the other sections of this Agreement, Lenders shall not be required to make the initial Revolver Loans requested by Borrower or, to fund any of the Term Loan Advances unless, on or before January 16, 1996, each of the following conditions has been and continues to be satisfied:

                 11.1.1. Loan Documents. Each of the Loan Documents to be executed on or about the Closing Date shall be in form and substance satisfactory to Agent and Lenders, shall have been duly executed and delivered to Agent by each of the signatories thereto and shall be accepted by Agent and Lenders.

                 11.1.2. Availability. Agent shall have determined, and Lenders shall be satisfied that, immediately after Lenders have made the initial Loans on the Closing Date, and Borrower has paid (or made provision for payment of) all closing costs incurred in connection with the Commitments, Availability is not less than $5,000,000.

                 11.1.3. Evidence of Perfection and Priority of Liens. Agent shall have received copies of all filing receipts or acknowledgments issued by any governmental authority to evidence any filing or recordation necessary to perfect the Liens of Agent in the Collateral and evidence in form satisfactory to Agent and Lenders that such Liens constitute valid and perfected security interests and Liens, and that there are no other Liens upon any Collateral except for Permitted Liens.

                 11.1.4. Articles of Incorporation. Agent shall have received a copy of the Articles or Certificate of Incorporation of Borrower and each Obligor, and all amendments thereto, certified by the Secretary of State or other appropriate officials of the jurisdiction of Borrower's and each Obligor's states of incorporation.

                 11.1.5. Good Standing Certificates. Agent shall have received good standing certificates for Borrower, issued by the Secretary of State or other appropriate official of Borrower's jurisdiction of incorporation and each jurisdiction where the conduct of Borrower's business activities or ownerships of its Property necessitates qualification.

                 11.1.6. Opinion Letters. Agent shall have received a favorable, written opinion of King & Spalding covering the matters set forth on EXHIBIT F attached hereto.

                 11.1.7. Insurance. Agent shall have received copies of the casualty insurance policies of Borrower with respect to the Collateral, together with loss payable endorsements on Agent's standard form of loss payee endorsement naming Agent as loss payee with respect to each such policy and copies of Borrower's liability insurance policies, together with endorsements naming Agent as a co-insured, all as required by the Loan Documents.

                 11.1.8. Landlord Agreements. Agent shall have received all landlord or warehouseman agreements with respect to all premises leased by Borrower and which are disclosed on SCHEDULE 8.1.1 hereto.

                 11.1.9. No Labor Disputes. Agent shall have received assurances satisfactory to it that there are no threats of strikes or work stoppages by any employees, or organization of employees, of any Obligor which Agent reasonably determines may have a Material Adverse Effect.

                 11.1.10. Compliance with Laws and Other Agreements. Agent shall have determined or received assurances satisfactory to it that none of the Loan Documents or any of the transactions contemplated thereby violate any applicable law, court order or agreement binding upon any Obligor.

                 11.1.11. No Material Adverse Change. No material adverse change in the financial condition of any Obligor or the quality, quantity or value of any Collateral shall have occurred since August 31, 1995.

         11.2. CONDITIONS PRECEDENT TO ALL CREDIT EXTENSIONS. Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent and Lenders under the other sections of this Agreement, Lenders shall not be required to make any Loans or otherwise extend any credit to or for the benefit of Borrower, unless and until each of the following conditions has been and continues to be satisfied:

                 11.2.1. No Defaults. No Default or Event of Default shall exist;

                 11.2.2. Satisfaction of Conditions in Other Loan Documents. Each of the conditions precedent set forth in any other Loan Document shall have been and shall remain satisfied; and

                 11.2.3. No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby.

                 11.2.4. No Material Adverse Effect. No event shall have occurred and no condition shall exist which has or may be reasonably likely to have a Material Adverse Effect.

         11.3. LIMITED WAIVER OF CONDITIONS PRECEDENT. If Lenders shall make any Loans under this Agreement at a time when any of the foregoing conditions precedent are not satisfied (regardless of whether the failure of satisfaction of any such conditions precedent was known or unknown to Agent or Lenders), the funding of such Loans shall not operate as a waiver of the right of Agent and Lenders to insist upon the satisfaction of all conditions precedent with respect to each subsequent Borrowing requested by Borrower or a waiver of any Default or Event of Default as a consequence of the failure of any such conditions to be satisfied, unless Agent, with the prior consent of the Required Lenders, in writing waives the satisfaction of any condition precedent in which event such waiver shall only be applicable for the specific instance given and only to the extent and for the period of time expressly stated in such written waiver.

SECTION 12.      EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

         12.1. EVENTS OF DEFAULT. The occurrence or existence of any one or more of the following events or conditions shall constitute an "Event of Default" (each of which Events of Default shall be deemed to be continuing unless and until waived by Agent and Lenders in accordance with the provisions of Section 13.9 hereof):

                 12.1.1. Payment of Obligations. Borrower shall fail to pay any of the Obligations on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).

                 12.1.2. Misrepresentations. Any representation, warranty or other written statement to Agent or any Lender by or on behalf of Borrower or any other Obligor, whether made in or furnished in compliance with or in reference to any of the Loan Documents, proves to have been false or misleading in any material respect when made or furnished or when reaffirmed pursuant to
Section 9.2 hereof.

                 12.1.3. Breach of Specific Covenants. Borrower shall fail or neglect to perform, keep or observe any covenant contained in Sections 7.2, 8.1.1, 10.1.1, 10.1.3, 10.2 or 10.3 hereof on the date that Borrower is required to perform, keep or observe such covenant.

                 12.1.4. Breach of Other Covenants. Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section
12.1 hereof) and the breach of such other covenant is not cured to Agent's and the

Required Lender's satisfaction within 15 days after the sooner to occur of any Senior Officer's receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any Senior Officer; provided, however, that such notice and opportunity to cure shall not apply in the case of any failure to perform, keep or observe any covenant which is not capable of being cured at all or within such 15-day period or which is a willful and knowing breach by Borrower.

                 12.1.5. Default Under Security Documents/Other Agreements. An event of default under any of the Security Documents or Other Agreements shall occur.

                 12.1.6. Other Defaults. There shall occur any default or event of default on the part of Borrower or any Subsidiary under the Note Purchase Documents or any other agreement, document or instrument to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary or any of their respective Properties is bound, creating or relating to any Debt in excess of $1,000,000 if the payment or maturity of such Debt may be accelerated in consequence of such event of default or demand for payment of such Debt may be made.

                 12.1.7. Uninsured Losses. Any material loss, theft, damage or destruction of any of the Collateral not fully covered (subject to such deductibles as Agent shall have permitted) by insurance if the amount not covered by insurance exceeds $500,000.

                 12.1.8. Material Adverse Change. There shall occur any event or condition that has a Material Adverse Effect, or there shall occur any material adverse change in the financial condition or business prospects of Borrower or any Guarantor.

                 12.1.9. Insolvency Proceedings. Borrower or any Guarantor shall commence, or shall consent to the commencement against it of, any Insolvency Proceeding; or any Insolvency Proceeding shall be commenced against Borrower or any Guarantor and the same shall not have been dismissed within 60 days after the commencement thereof; or any motion, complaint or other pleadings filed in any bankruptcy case of any Person other than Borrower and such motion, complaint or pleading seeks the consolidation of Borrower's assets and liabilities with the assets and liabilities of such Person.

                 12.1.10. Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of Borrower for a period which may be reasonably expected to have a Material Adverse Effect; or Borrower shall suffer the loss or revocation of any license or permit now held or hereafter acquired by Borrower which is necessary to the continued or lawful operation of its business; or Borrower shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which Borrower leases or occupies any premises on which any Collateral is located shall be canceled or terminated prior to the expiration of its stated term and such cancellation or termination has a Material Adverse Effect or results in an Out-of-Formula Condition; or any material part of the Collateral shall be taken through condemnation or the value of such Property shall be materially impaired through condemnation.

                 12.1.11. Change of Control. Any Person (other than Green Capital) or an affiliated group of Person shall acquire more than 50% of the issued and outstanding Voting Stock of Borrower.

                 12.1.12. ERISA. A Reportable Event shall occur which Agent, in its sole discretion, shall determine in good faith constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if Borrower, any Subsidiary or any Obligor is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrower's, such Subsidiary's or such Obligor's complete or partial withdrawal from such Plan.

                 12.1.13. Challenge to Agreement. Any Obligor, or any of their respective Affiliates, shall challenge or contest in any action, suit or proceeding the validity or enforceability of any of the Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent.

                 12.1.14. Repudiation of or Default Under Guaranty. Any Guarantor shall revoke or attempt to revoke the Guaranty signed by such Guarantor, or shall repudiate such Guarantor's liability thereunder or shall be in default under the terms thereof.

                 12.1.15. Prepayment of Senior Notes. Borrower shall prepay any principal, interest or other amounts owing under any of the Senior Notes.

         12.2. ACCELERATION OF THE OBLIGATIONS. Without in any way limiting the right of Agent to demand payment of any portion of the Obligations payable on demand in accordance with Section 5.4 hereof, upon or at any time after the occurrence of an Event of Default, Agent may in its discretion (and, upon receipt of written instructions to do so from the Required Lenders, shall) declare the principal of and any accrued interest on the Loans and all other Obligations owing under any of the Loan Documents to be, whereupon the same shall become without further notice or demand (all of which notice and demand Borrower expressly waives), forthwith due and payable and Borrower shall forthwith pay to Agent the entire principal of and accrued and unpaid interest on the Loans and other Obligations plus reasonable attorneys' fees and expenses if such principal and interest are collected by or through an attorney-at-law. Notwithstanding the foregoing, upon the occurrence of an Event of Default specified in Section 12.1.9 hereof, all of the Obligations shall become automatically due and payable without declaration, notice or demand by Agent and the Commitments shall automatically terminate.

         12.3. OTHER REMEDIES. Upon and after the occurrence of an Event of Default, Agent may in its discretion (and, upon receipt of written direction of the Required Lenders, shall) exercise from time to time the following rights and remedies:

                 12.3.1. All of the rights and remedies of a secured party under the UCC or under other Applicable Law, and all other legal and equitable rights to which Agent may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

                 12.3.2. The right to take immediate possession of any of the Collateral, and to (i) require Borrower to assemble the Collateral, at Borrower's expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of Borrower, then Borrower agrees not to charge Agent for storage thereof).

                 12.3.3. The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Borrower agrees that any requirement of notice to Borrower or any other Obligor of any proposed public or private sale or other disposition of Collateral by Agent shall be deemed reasonable notice thereof if given at least 5 days prior thereto, and such sale may be at such locations as Agent may designate in said notice.
Agent shall have the right to conduct such sales on Borrower's or any other Obligor's premises, without charge therefor, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing 2 Business Days for collection, first to the costs, expenses and attorneys' fees incurred by Agent in collecting the Obligations, in enforcing the rights of Agent under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral, second to the interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, Borrower and each Guarantor shall remain jointly and severally liable to Agent therefor.

                 12.3.4. Agent is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Agent's benefit.

         12.4. SETOFF. In addition to any Liens granted under any of the Loan Documents and any rights now or hereafter available under Applicable Law, Agent and each Lender (and each of their respective Affiliates) is hereby authorized by Borrower at any time that an Event of Default exists, without notice to Borrower or any other Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits, general or special (including Debt evidenced by certificates of deposit whether matured or unmatured (but not including trust accounts)) and any other Debt at any time held or owing by Agent, such Lender or any of their Affiliates to or for the credit or the account of Borrower against and on account of the Obligations of Borrower arising under the Loan Documents to Agent, such Lender or any of their Affiliates, including all Loans and all claims of any nature or description arising out of or in connection with this Agreement, irrespective of whether or not (i) Agent or such Lender shall have made any demand hereunder or (ii) Agent, at the request or with the consent of the Required Lenders shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by this Agreement and even though such Obligations may be contingent or unmatured. Notwithstanding the foregoing, each of Agent and Lenders agree with each other that it shall not, without the express consent of the Required Lenders, and that it shall (to the extent that it is lawfully entitled to do so) upon the request of the Required Lenders, exercise its setoff rights hereunder against any accounts of Borrower now or hereafter maintained with Agent, such Lender or any Affiliate of any of them. If any party (or its Affiliate) exercises the right of setoff provided for hereunder, such party shall be obligated to share any such setoff in the manner and to the extent required by Section 13.5.

         12.5. REMEDIES CUMULATIVE; NO WAIVER. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Subsidiary Guaranty given to Agent or contained in any other agreement between Agent and Borrower, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained. The failure or delay of Agent to require strict performance by Borrower of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrower to Agent shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrower under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Agent, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent and directed to Borrower.

SECTION 13.      AGENT

         13.1.   APPOINTMENT, AUTHORITY AND DUTIES OF AGENT.

                 13.1.1. Each Lender hereby irrevocably appoints and designates Wachovia as Agent to act as herein specified. Agent may, and each Lender by its acceptance of a Note shall be deemed irrevocably to have authorized Agent to, enter into all Loan Documents relating to any Collateral, for its benefit and the Pro Rata benefit of Lenders and, except as otherwise provided in this Section 12, to exercise such rights and powers under this Agreement and the other Loan Documents as are specifically delegated to Agent by the terms hereof and thereof, together with such other rights and powers as are reasonably incidental thereto. Each Lender agrees that any action taken by Agent or the Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by Agent or the Required Lenders of any of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive right and authority to
(a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with this Agreement and the other Loan Documents; (b) execute and deliver as Agent each Loan Document and accept delivery of each such agreement delivered by Borrower or any other Obligor; (c) act as collateral agent for Lenders for purposes of the perfection of all security interest and Liens created by such agreements and, subject to the direction of the Required Lenders, for all other purposes stated therein;
(d) subject to the direction of the Required Lenders, manage, supervise or otherwise deal with the Collateral; (e) take such action as is necessary or desirable to maintain the perfection and priority of the security interest and Liens created or to be created by the Loan Documents; and (f) except as may be otherwise specifically restricted by the terms of this Agreement and subject to the direction of the Required Lenders, exercise all remedies given to Agent or Lenders with respect to any of the Collateral under the Loan Documents relating thereto, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship with any Lender (or any Lender's participants).

                 13.1.2. Agent (which term, as used in this sentence, shall include reference to Agent's Affiliates and to the officers, directors, employees and agents of Agent's Affiliates) shall not: (a) have any duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents; (b) be responsible to any Lender (or any Lender's participants) for any recitals, statements, representations or warranties contained in any of the Loan Documents or in any certificate or other document referred to or provided for in, or received by any Lender under, any of the other Loan Documents, or for the existence, value or sufficiency of the Collateral or the perfection or priority of a Lien therein or the validity or enforceability this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein, or for any failure by Borrower, any Guarantor or any other Person (other than Agent) who is at any time a signatory to any of the Loan

Documents to perform any of its obligations hereunder or thereunder; (c) be required to initiate or conduct any litigation, foreclosure or collection proceedings hereunder or under any of the other Loan Documents except to the extent directed to do so by the Required Lenders during the continuance of any Event of Default; or (d) be responsible for any action taken or omitted to be taken hereunder or under any of the other Loan Documents or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own willful misconduct or gross negligence.

                 13.1.3. Agent may perform any of its duties by or through its agents and employees and may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Borrower shall promptly (and in any event, ON DEMAND) reimburse Agent for all reasonable expenses (including all Extraordinary Expenses) incurred by Agent pursuant to any of the provisions hereof or of any of the other Loan Documents or in the execution of any of Agent's duties hereby or thereby created or in the exercise of any right or power herein or therein imposed or conferred upon it or Lenders (excluding, however, general overhead expenses), and each Lender agrees promptly to pay to Agent, ON DEMAND, such Lender's Pro Rata share of any such reimbursement for expenses (including Extraordinary Expenses) that is not timely made by Borrower to Agent.

                 13.1.4. The rights, remedies, powers and privileges conferred upon Agent hereunder and under the other Loan Documents may be exercised by Agent without the necessity of the joinder of any other parties unless otherwise required by Applicable Law. If Agent shall request instructions from the Required Lenders with respect to any act or action (including the failure to act) in connection with this Agreement or any of the other Loan Documents, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any of the Loan Documents in accordance with the instructions of the Required Lenders.

                 13.1.5. Agent shall promptly, upon receipt thereof, forward to each Lender copies of any written notices, reports, certificates and other information received by Agent from any Obligor (to the extent such Obligor is not required by the terms of the Loan Documents to supply such information directly to Lenders) and copies of the results of any field audits by Agent with respect to Borrower.

         13.2. AGREEMENTS REGARDING COLLATERAL. Each Lender shall have a Pro Rata interest in the security interests and Liens in and to the Collateral and any other Property granted and assigned to Agent under the Loan Documents. The Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien upon any Collateral upon the termination of the Commitments and payment or satisfaction of all of the Obligations. Agent shall, if directed to do so by the Required Lenders, release any Lien upon any Collateral having a value of less than $20,000 in the aggregate during any 12-month period. Except as expressly provided herein, Agent shall not release any of the Liens without the prior written authorization of all Lenders. Agent shall have no obligation whatsoever to any of the Lenders to assure that any of the Collateral exists or is owned by Borrower or is cared for, protected or insured or has been encumbered, or that Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or entitled to any particular priority or to exercise at all or in any manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights or powers granted or available to Agent pursuant to this Agreement or any of the other Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto,

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Agent may act in any manner it may deem appropriate, in its discretion, given
Agent's own interests in the Collateral in its capacity as one of the Lenders.

         13.3. RELIANCE BY AGENT. Agent shall be entitled to rely, and shall be fully protected in so relying, upon any certification, notice or other communication (including any thereof by telephone, telex, telegram, telecopier message or cable) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any of the other Loan Documents, Agent shall in all cases be fully protected in acting or refraining from acting hereunder and thereunder in accordance with the instructions of the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding upon Lenders.

         13.4. ACTION UPON DEFAULT. Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default unless it has received notice from a Lender or Borrower specifying the occurrence of such Default or Event of Default. If Agent shall receive such a notice of the occurrence of a Default or an Event of Default or shall otherwise acquire actual knowledge of any Default or Event of Default, Agent shall promptly notify Lenders in writing and Agent shall take such action and assert such rights under this Agreement and the other Loan Documents, or shall refrain from taking such action and asserting such rights, as the Required Lenders shall direct from time to time. If any Lender shall receive a notice of the occurrence of a Default or an Event of Default or shall otherwise acquire actual knowledge of any Default or Event of Default, such Lender shall promptly notify Agent and the other Lenders in writing. As provided in Section 13.3 hereof, Agent shall not be subject to any liability by reason of acting or refraining to act pursuant to any request of the Required Lenders except for its own willful misconduct or gross negligence. Before directing Agent to take or refrain from taking any action or asserting any rights under this Agreement and the other Loan Documents, the Required Lenders shall consult with and seek the advice of (but without having to obtain the consent of) each other Lender, and promptly after directing Agent to take or refrain from taking any such action or asserting any such rights, the Required Lenders will so advise each other Lender of the action taken or refrained from being taken and, upon request of any Lender, will supply information concerning actions taken or not taken. In no event shall the Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of the Loans held by one Lender without accelerating and demanding payment of all other Loans. Each Lender agrees that it will not take any legal action, nor will it institute any action or proceeding, against Borrower or any other Obligor with respect to any of the Loans or with respect to any Collateral, without the prior written consent of the Required Lenders and, without limiting the generality of the foregoing, no Lender may accelerate or otherwise enforce its portion of the Obligations.

         13.5. RATABLE SHARING. If any Lender shall obtain any payment or reduction (including any amounts received as adequate protection of a bank account deposit treated as cash collateral under the Bankruptcy Code) of any Obligation of Borrower hereunder (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in excess of its Pro Rata share of payments or reductions on account of such Obligations obtained by all of the Lenders, such Lender shall forthwith (i) notify the other Lenders and Agent of such receipt and (ii) purchase from the other Lenders such participations in the affected Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or reduction, net of costs incurred in connection therewith, on a Pro Rata basis, provided that if all or any portion of such excess payment or reduction is thereafter recovered from such purchasing Lender or additional costs are incurred, the purchase shall be rescinded and the purchase price restored to the extent of such recovery or such additional costs, but without interest. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 13.5 may, to the fullest extent permitted by Applicable Law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

         13.6.   INDEMNIFICATION OF AGENT.

                 13.6.1. Each Lender severally agrees to indemnify and defend the Agent Indemnitees (to the extent not reimbursed by Borrower under this Agreement, but without limiting the indemnification obligation of Borrower under this Agreement), on a Pro Rata basis, and to hold each of the Agent Indemnitees harmless from and against, any and all Claims which may be imposed on, incurred by or asserted against any of the Agent Indemnitees in any way related to or arising out of this Agreement or any of the other Loan Documents or any other document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses which Borrower is obligated to pay under Section 15.2 hereof) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable to any Agent Indemnitee for any of the foregoing to the extent that they result solely from the willful misconduct or gross negligence of such Agent Indemnitee.

                 13.6.2. Without limiting the generality of the foregoing provisions of this Section 13.6, if Agent should be sued by any receiver, trustee in bankruptcy, debtor-in-possession or other Person on account of any alleged preference or fraudulent transfer received or alleged to have been received from Borrower or any Guarantor as the result of any transaction under the Loan Documents, then in such event any monies paid by Agent in settlement or satisfaction of such suit, together with all Extraordinary Expenses incurred by Agent in the defense of same, shall be promptly reimbursed to Agent by Lenders to the extent of each Lender's Pro Rata share.

                 13.6.3. Without limiting the generality of the foregoing provisions of this Section 13.6, if at any time (whether prior to or after the Commitment Termination Date) any action or proceeding shall be brought against any of the Agent Indemnitees by an Obligor or by any other Person claiming by, through or under an Obligor, to recover damages for any act taken or omitted by Agent under any of the Loan Documents or in the performance of any rights, powers or remedies of Agent against Obligor, any Account Debtor, the Collateral or with respect to any Revolver Loans, or to obtain any other relief of any kind on account of any transaction between Agent and the Agent Indemnitees under or in relation to any of the Loan Documents, Lenders agree to indemnify, defend and hold the Agent Indemnitees harmless with respect thereto and to pay to the Agent Indemnitees their respective Pro Rata shares of such amount as the Agent Indemnitees shall be required to pay by reason of a judgment, decree, or other order entered in such action or proceeding or by reason of any compromise or settlement agreed to by the Agent Indemnitees, including all interest and costs assessed against the Agent Indemnitees in defending or compromising such action, together with attorneys' fees and other legal expenses paid or incurred by the Agent Indemnitees in connection therewith; provided, however, that no Lender shall be liable to any Agent Indemnitee for any of the foregoing to the extent that they arise solely from the willful misconduct or gross negligence of such Agent Indemnitee. In Agent's discretion, Agent may also reserve for or satisfy any such judgment, decree or order from proceeds of Collateral prior to any distributions therefrom to or for the account of Lenders.

         13.7. LIMITATION ON RESPONSIBILITIES OF AGENT. Except for action expressly required of Agent hereunder, Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances to its satisfaction from Lenders of their indemnification obligations under Section 13.6 hereof against any and all Claims which may be incurred by Agent by reason of taking or continuing to take any such action. Agent shall not be liable to Lenders (or any Lender's participants)





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for any action lawfully taken or omitted to be taken under or in connection with this Agreement or the other Loan Documents except as a result of actual gross negligence or willful misconduct on the part of Agent. Agent does not assume any responsibility for any failure or delay in performance or breach by any Obligor or any Lender of its obligations under this Agreement or any of the other Loan Documents. Agent does not make to Lenders, and no Lender makes to Agent or the other Lenders, any express or implied warranty, representation or guarantee with respect to the Revolver Loans, the Collateral, the Loan Documents or any Obligor. Agent shall not be responsible to Lenders, and no Lender shall be responsible to Agent or the other Lenders, for: (i) any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of, any of the Loan Documents; (ii) the validity, genuineness, enforceability, collectibility, value or sufficiency of the Collateral, or the perfection or priority of any Lien therein; or (iii) the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or any Account Debtor. Agent shall be entitled to act, and shall be fully protected in acting upon, any certification, notice or other communication in whatever form believed by Agent, in good faith, to be genuine and correct and to have been signed or sent or made by a proper Person. Agent shall have no obligation to any Lender to ascertain or inquire as to the observance or performance by Borrower of any of the duties or agreements of Borrower under any of the Loan Documents or the satisfaction of any conditions precedent contained in any of the Loan Documents. Agent may consult with and employ legal counsel, accountants and other experts and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts.

         13.8.   SUCCESSOR AGENT AND CO-AGENTS.

                 13.8.1. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving written notice thereof to each Lender and Borrower. Upon any such resignation, the Required Lenders, after prior consultation with (but without having to obtain consent of) each Lender, shall have the right to appoint a successor Agent which shall be a financial institution organized under the laws of the United States or of any State thereof, shall have a combined capital surplus of at least $50,000,000 and shall be reasonably acceptable to Borrower (and for purposes hereof, any successor to Wachovia or any of the other existing Lenders shall be acceptable to Borrower). Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 13 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. Notwithstanding anything to the contrary contained in this Agreement, any successor by merger or acquisition of the stock or assets of Wachovia shall continue to be Agent hereunder unless such successor shall resign in accordance with the provisions hereof.

                 13.8.2. It is the purpose of this Agreement that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business as agent in any jurisdiction. It is recognized that, in case of litigation under any of the Loan Documents, or in case Agent deems that by reason of present or future laws of any jurisdiction Agent might be prohibited from exercising any of the powers, rights or remedies granted to Agent or Lenders hereunder or under any of the Loan Documents or from holding title to or a Lien upon any Collateral or from taking any other action which may be necessary hereunder or under any of the Loan Documents, Agent may appoint an additional Person as a separate collateral agent or co-collateral agent which is not so prohibited from taking any of such actions or exercising any of such powers, rights or remedies. If Agent shall appoint an additional Person as a separate collateral agent or co-collateral agent as provided above, each and every remedy, power, right, claim, demand or cause of action intended by any of the Loan Documents to be exercised by or vested in or conveyed to Agent with respect thereto shall be exercisable by and vested in such separate collateral agent or co-collateral agent, but only to the extent necessary to enable such separate collateral agent or co-collateral agent to exercise such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate collateral agent or co-collateral agent shall run to and be enforceable by either of them. Should any instrument from Lenders be required by the separate collateral agent or co-collateral agent so appointed by Agent in order more fully and certainly to vest in and confirm to him or it such rights, powers, duties and obligations, any and all of such instruments shall, on request, be executed, acknowledged and delivered by Lenders whether or not a Default or Event of Default then exists. In case any separate collateral agent or co-collateral agent, or a successor to either, shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, powers, duties and obligations of such separate collateral agent or co-collateral agent, so far as permitted by Applicable Law, shall vest in and be exercised by the Agent until the appointment of a new collateral agent or successor to such separate collateral agent or co-collateral agent.

         13.9.   CONSENTS, AMENDMENTS AND WAIVERS.

                 13.9.1. No amendment or modification of any provision of this Agreement shall be effective without the prior written agreement of the Required Lenders and Borrower, and no termination or waiver of any provision of this Agreement, nor any consent to any departure from the terms hereof by Borrower, shall be effective without the prior written concurrence of the Required Lenders, which concurrence the Required Lenders shall have the right to grant or withhold in their sole discretion. Notwithstanding the immediately preceding sentence, the written agreement of all Lenders shall be required to effectuate any amendment, modification or waiver that would (a) alter the provisions of Sections 3.6, 3.7, 3.8, 3.9, 5.6, 5.7, 6.1, 12, 13, 15.2 or 15.3,
the definitions of "Availability Reserve," "Borrowing Base," "Pro Rata," "Required Lenders" or any provision of this Agreement obligating Agent to take certain actions at the direction of the Required Lenders, or any provision of this Agreement regarding the Pro Rata treatment or obligations of Lenders, (b) increase or otherwise modify any of the Commitments (other than to reduce proportionately each Lender's Commitment in connection with any overall reduction in the amount of the Commitments), (c) alter or amend the rate of interest payable in respect of the Loans (except as may be expressly authorized by the Loan Documents or as may be necessary, in Agent's judgement, to comply with Applicable Law), (d) waive or agree to defer collection of any fee, termination charge or other charge provided for under any of the Loan Documents or the unused line fee in Section 3.2.3 hereof, (e) subordinate the payment of any of the Obligations to any other Debt or the priority of any Liens granted to Agent under any of the Loan Documents to Liens granted to any other Person, except as currently provided in or contemplated by the Loan Documents, in connection with Borrower's incurrence of Permitted Purchase Money Debt, and except for Liens granted by an Obligor to financial institutions with respect to amounts on deposit with such financial institutions to cover returned items, processing and analysis charges and other charges in the ordinary course of business that relate to deposit accounts with such financial institutions, (f) alter the time or amount of repayment of any of the Loans or waive any Event of Default resulting from nonpayment of the Loans on the due date thereof (or within any applicable period of grace), or (g) forgive any of the Obligations, except any portion of the Obligations held by a Lender who consents in writing to such forgiveness. In no event shall any amendment to the provisions of
Section 4.1.3 be effective without the prior written consent of Wachovia. Notwithstanding the foregoing or any other provision in this Agreement, Agent shall have the exclusive right to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory (basing such determination in each case upon the meanings given to such terms in Section 1), or whether to impose or release any reserve, and to exercise its own credit judgment in connection therewith, which judgment, if exercised in good faith, shall exonerate Agent from any liability to Lenders or any other Person for any errors in judgment. No Lender shall be authorized to amend or modify any Note held by it, or to give or withhold waivers with respect thereto (including any waiver of an Event of Default thereunder), unless such amendment, modification or waiver is consented to by writing by all Lenders. The making of any Loans hereunder by any Lender during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing and then only in the specific instance and for the specific purpose for which it was given.

                 13.9.2. In connection with any proposed amendment to any of the Loan Documents or waiver of any of the terms thereof or any Default or Event of Default thereunder, Borrower shall not solicit, request or negotiate for or with respect to any such proposed amendment or waiver of any of the provisions of this Agreement or any of the other Loan Documents unless each Lender shall be informed thereof by Borrower or Agent (to the extent known by Agent) and shall be afforded an opportunity of considering the same and supplied by Borrower with sufficient information to enable it to make an informed decision with respect thereto. Borrower will not, directly or indirectly, pay or cause to be paid any remuneration or other thing of value, whether by way of supplemental or additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for or as an inducement to the consent to or agreement by such Lender with any waiver or amendment of any of the terms and provisions of this Agreement or any of the other Loan Documents unless such remuneration or thing of value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders.

         13.10. DUE DILIGENCE AND NON-RELIANCE. Each Lender hereby acknowledges and represents that it has, independently and without reliance upon Agent or the other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement, to fund the Loans to be made by it hereunder and each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary and appropriate, and has taken such care on its own behalf as would have been the case had it entered into the other Loan Documents without the intervention or participation of the other Lenders or Agent. Each Lender hereby further acknowledges and represents that the other Lenders and Agent have not made any representations or warranties to it concerning any Obligor, any of the Collateral or with respect to the legality, validity, sufficiency or enforceability of any of the Loan Documents. Each Lender also hereby acknowledges that it will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and in taking or refraining to take any other action under this Agreement or any of the other Loan Documents. Except for notices, reports and other information expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, business or Properties of Borrower (or any of its Affiliates) which may come into possession of Agent or any of Agent's Affiliates.

         13.11. REPRESENTATIONS AND WARRANTIES OF LENDERS. By its execution of this Agreement, each Lender hereby represents and warrants to Borrower and the other Lenders that it has the power to enter into and perform its obligations under this Agreement and the other Loan Documents, and that it has taken all necessary and appropriate action to authorize its execution and performance of this Agreement and the other Loan Documents will be binding upon it and the obligations imposed upon it herein or therein will be enforceable against it in accordance with the respective terms of such documents.

         13.12. THE REQUIRED LENDERS. As to any provisions of this Agreement or the other Loan Documents under which action may or is required to be taken upon direction or approval of the Required

Lenders, the direction or approval of the Required Lenders shall be binding upon each Lender to the same extent and with the same effect as if each Lender had joined therein.

         13.13. SEVERAL OBLIGATIONS. The obligations and commitments of each Lender under this Agreement and the other Loan Documents are several and neither Agent nor any Lender shall be responsible for the performance by the other Lenders of its obligations or commitments hereunder or thereunder. Notwithstanding any liability of Lenders stated to be joint and several to third Persons under any of the Loan Documents, such liability shall be shared, as among Lenders, Pro Rata according to the respective Commitments of Lenders.

         13.14. AGENT IN ITS INDIVIDUAL CAPACITY. With respect to its obligation to lend under this Agreement, the Loans made by it and the Notes issued to it, Agent shall have the same rights and powers hereunder and under the other Loan Documents as any other Lender or holder of a Note and may exercise the same as though it were not performing the duties specified herein; and the terms "Lenders," "Required Lenders," or any similar term shall, unless the context clearly otherwise indicates, include Agent in its capacity as a Lender. Agent and its Affiliates may each accept deposits, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with Borrower or any other Obligor, or any affiliate of Borrower or any other Obligor, as if it were any other bank and without any duty to account therefore to the other Lenders.

         13.15. THIRD PARTY BENEFICIARIES. This Section 13 is not intended to confer any rights or benefits upon Borrower or any other Person except Lenders and Agent, and no Person (including Borrower) other than Lenders and Agent shall have any right to enforce any of the provisions of this Section 13 except as expressly provided in Section 13.17 hereof. As between Borrower and Agent, any action that Agent may take or purport to take on behalf of Lenders shall be conclusively presumed to have been authorized and approved by Lenders as herein provided.

         13.16. NOTICE OF TRANSFER. Agent may deem and treat a Lender party to this Agreement as the owner of such Lender's portion of the Revolver Loans for all purposes, unless and until a written notice of the assignment or transfer thereof executed by such Lender has been received by Agent.

         13.17. REPLACEMENT OF CERTAIN LENDERS. If a Lender ("Affected Lender") shall have (i) failed to fund its Pro Rata share of any Revolver Loan requested by Borrower which such Lender is obligated to fund under the terms of this Agreement and which such failure has not been cured, (ii) requested compensation from Borrower under Section 3.7 to recover increased costs incurred by such Lender (or its parent or holding company) which are not being incurred generally by the other Lenders (or their respective parents or holding companies), or (iii) delivered a notice pursuant to Section 3.6 hereof claiming that such Lender is unable to extend LIBOR Rate Loans to Borrower for reasons not generally applicable to the other Lenders, then, in any such case and in addition to any other rights and remedies that Agent, any other Lender or Borrower may have against such Affected Lender, Borrower or Agent may make written demand on such Affected Lender (with a copy to Agent in the case of a demand by Borrower and a copy to Borrower in the case of a demand by Agent) for the Affected Lender to assign, and such Affected Lender shall assign pursuant to one or more duly executed Assignment and Acceptances within 5 Business Days after the date of such demand, to one or more Lenders willing to accept such assignment or assignments, or to one or more Eligible Assignees designated by Agent, all of such Affected Lender's rights and obligations under this Agreement (including its Commitments and all Loans owing to it) in accordance with Section 14 hereof. Agent is hereby irrevocably authorized to execute one or more Assignment and Acceptances as attorney-in-fact for any Affected Lender which fails or refuses to execute and deliver the same within 5 Business Days after the date of such demand. The

Affected Lender shall be entitled to receive, in cash and concurrently with execution and delivery of each such Assignment and Acceptance, all amounts owed to the Affected Lender hereunder or under any other Loan Document, including the aggregate outstanding principal amount of the Revolver Loans owed to such Lender, together with accrued interest thereon through the date of such assignment. Upon the replacement of any Affected Lender pursuant to this
Section 13.17, such Affected Lender shall cease to have any participation in, entitlement to, or other right to share in the Liens of Agent in any Collateral and such Affected Lender shall have no further liability to Agent, any Lender or any other Person under any of the Loan Documents (except as provided in Section 13.6 hereof as to events or transactions which occur prior to the replacement of such Affected Lender), including any commitment to make loans.

         13.18.  REMITTANCE OF PAYMENTS AND COLLECTIONS.

                 13.18.1. All payments by any Lender to Agent shall be made not later than the time set forth elsewhere in this Agreement on the Business Day such payment is due; provided, however, that if such payment is due on demand by Agent and such demand is made on the paying Lender after 11:00 a.m. on such Business Day, then payment shall be made by 1:00 p.m. on the next Business Day. Payment by Agent to any Lender shall be made by wire transfer, promptly following Agent's receipt of funds for the account of such Lender and in the type of funds received by Agent; provided, however, that if Agent receives such funds at or prior to 1:00 p.m., Agent shall pay such funds to such Lender by 2:00 p.m. on such Business Day, but if Agent receives such funds after 1:00 p.m., Agent shall pay such funds to such Lender by 2:00 p.m. on the next Business Day.

                 13.18.2. With respect to the payment of any funds from Agent to a Lender or from a Lender to Agent, the party failing to make full payment when due pursuant to the terms hereof shall, on demand by the other party, pay such amount together with interest thereon at the Federal Funds Rate. In no event shall Borrower be entitled to receive any credit for any interest paid by Agent to any Lender, or by any Lender to Agent, at the Federal Funds Rate as provided herein.

SECTION 14.      BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

         14.1. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Borrower, Agent and Lenders and their respective successors and assigns (which, in the case of Agent, shall include any successor Agent appointed pursuant to Section 13.8 hereof), except that (i) Borrower shall not have the right to assign its rights or delegate performance of any of its obligations under any of the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 14.3 hereof. Notwithstanding clause (ii) of this Section 14.1, any Lender may at any time, without the consent of Borrower or Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with
Section 14.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of a Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

         14.2.   PARTICIPATIONS.

                 14.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to one or more banks or other financial institutions (each a "Participant") participating interest in any of the Obligations owing to such Lender, any Commitment of such Lender or any other interest of such Lender under any of the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any Note for all purposes under the Loan Documents, all amounts payable by Borrower under this Agreement and any of the Notes shall be determined as if such Lender had not sold such participating interests, and Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents. If a Lender sells a participation to a Person other than an Affiliate of such Lender, then such Lender shall give prompt written notice thereof to Borrower and the other Lenders.

                 14.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than an amendment, modification or waiver with respect to any Loans or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the stated interest rate or the stated rates at which fees are payable with respect to any such Loan or Commitment, postpones the Commitment Termination Date, or any date fixed for any regularly scheduled payment of interest or fees on such Revolver Loan or Commitment, or releases from liability Borrower or any Guarantor or releases any substantial portion of any of the Collateral.

                 14.2.3. Benefit of Set-Off. Borrower agrees that each Participant shall be deemed to have the right of set-off provided in Section
12.4 hereof in respect of its participating interest in amounts owing under the Loan Documents to the same extent and subject to the same requirements under this Agreement (including Section 13.5) as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of set-off provided in Section
12.4 hereof with respect to the amount of participating interests sold to each Participant. Lenders agree to share with each Participant, and each Participant by exercising the right of set-off provided in Section 12.4 agrees to share with each Lender, any amount received pursuant to the exercise of its right of set-off, such amounts to be shared in accordance with Section 13.5 hereof as if each Participant were a Lender.

         14.3.   ASSIGNMENTS.

                 14.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time assign to any Eligible Assignee all or any part of its rights and obligations under the Loan Documents, so long as (i) each assignment is of a constant, and not a varying, ratable percentage of all of the transferor Lender's rights and obligations under the Loan Documents with respect to the Loans and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount; and (ii) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. The consent of Agent shall be required prior to an assignment becoming effective with respect to an Eligible Assignee which is not a Lender or an Affiliate of a Lender, and such assignment shall not become effective until such time as notice thereof is given to Borrower and Agent in substantially the form of EXHIBIT H attached hereto, but nothing contained herein shall limit in any way the right of Lenders to assign to any Eligible Assignee all of their rights and obligations under the Loan Documents.

                 14.3.2. Effect; Effective Date. Upon (i) delivery to Agent of a notice of assignment substantially in the form attached as EXHIBIT H hereto, together with any consents required by Section 14.3.1, and (ii) payment of a $3,000 fee to the Agent for processing any assignment to an Eligible Assignee that is not an Affiliate of the transferor Lender, such assignment shall become effective on the effective date specified in such notice of assignment. On and after the effective date of such assignment, such Eligible Assignee shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of the Lender under the Loan Documents to the same extent as if it were an original party thereto, and no further consent or action by Borrower, Lenders or Agent shall be required to release the transferor Lender with respect to the Commitment (or portion thereof) of such Lender and Obligations assigned to such Eligible Assignee. Upon the consummation of any assignment to an Eligible Assignee pursuant to this Section 14.3.2, the transferor Lender, Agent and Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Eligible Assignee, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

                 14.3.3. Dissemination of Information. Borrower authorizes each Lender and Agent to disclose to any Participant, any Eligible Assignee or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee"), and any prospective Transferee, any and all information in Agent's or such Lender's possession concerning Borrower, the Subsidiaries or the Collateral, subject to appropriate confidentiality undertakings on the part of such Transferee.

         14.4. TAX TREATMENT. If any interest in any Loan Document is transferred to any Transferee that is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 4.8 hereof.

SECTION 15.      MISCELLANEOUS

         15.1. POWER OF ATTORNEY. Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as Borrower's true and lawful attorney (and agent-in-fact) and Agent, or Agent's designee, may, without notice to Borrower and in either Borrower's or Agent's name, but at the cost and expense of Borrower:

                 15.1.1. At such time or times as Agent or said designee, in its sole discretion, may determine, endorse Borrower's name on any Payment Item or proceeds of the Collateral which come into the possession of Agent or under Agent's control.

                 15.1.2. At such time or times upon or after the occurrence of an Event of Default as Agent or Agent's designee in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of Borrower's rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of Lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to Borrower and to notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations; (viii) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Accounts or Inventory of any Obligor and any other Collateral; (ix) use Borrower's stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent's determination, to fulfill Borrower's obligations under this Agreement.

         15.2. GENERAL INDEMNITY. Borrower hereby agrees to indemnify and defend the Agent Indemnitees and the Lender Indemnitees and to hold the Agent Indemnitees and the Lender Indemnitees harmless from and against any Claim ever suffered or incurred by any of the Agent Indemnitees or Lender Indemnitees (including reasonable attorneys' fees and legal expenses) arising out of or related to this Agreement or any of the other Loan Documents, the performance by Agent or Lenders of their duties or the exercise of any of their rights or remedies hereunder, or the result of Borrower's failure to observe, perform or discharge Borrower's duties hereunder. In addition, Borrower shall indemnify and defend the Agent Indemnitees and the Lender Indemnitees against and save the Agent Indemnitees and the Lender Indemnitees harmless from all Claims of any Person with respect to the Collateral. Without limiting the generality of the foregoing, these indemnities shall extend to any Claims asserted against any of the Agent Indemnitees and the Lender Indemnitees by any Person under any Environmental Laws or similar laws by reason of Borrower's or any other Person's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Additionally, if any Taxes (excluding Taxes imposed upon or measured solely by the net income of Agent and Lenders, but including, any intangibles tax, stamp tax, recording tax or franchise tax) shall be payable by Agent, any Lender, Borrower or any Guarantor on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrower will pay (or will promptly reimburse Agent and Lenders for the payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold Agent Indemnitees and Lender Indemnitees harmless from and against liability in connection therewith.

         15.3. SURVIVAL OF ALL INDEMNITIES. Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the obligation of Borrower and each Lender with respect to each indemnity given by it in this Agreement, whether given by Borrower to Agent Indemnitees or Lender Indemnitees or by any Lender to any Agent Indemnitees, shall survive the payment in full of the Obligations and the termination of the Commitments.

         15.4. MODIFICATION OF AGREEMENT. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by Borrower, Agent and Lenders (or, where otherwise allowed by Section 13 hereof, the Required Lenders); provided, however, that no consent, written or otherwise, of Borrower shall be necessary or required in connection with any amendment of any of the provisions of Section 13 or any other provision of this Agreement that affects only the rights, duties and responsibilities of Lenders and Agent as among themselves so long as no such amendment imposes any additional obligations on Borrower.

         15.5. SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         15.6. CUMULATIVE EFFECT; CONFLICT OF TERMS. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

         15.7. EXECUTION IN COUNTERPARTS. This Agreement and any amendments hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

         15.8. AGENT'S OR REQUIRED LENDERS' CONSENT. Whenever Agent's, Lenders' or Required Lenders' consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, Agent and each Lender shall be authorized to give or withhold its consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

         15.9. NOTICE. All notices, requests and demands to or upon a party hereto shall be in writing and shall be sent by certified or registered mail, return receipt requested, personal delivery against receipt or by telecopier or other facsimile transmission and shall be deemed to have been validly served, given or delivered when delivered against receipt or 3 Business Days after deposit in the U.S. mail, postage prepaid, or, in the case of facsimile transmission, when received (if on a Business Day and, if not received on a Business Day, then on the next Business Day after receipt) at the office where the noticed party's telecopier is located, addressed to the noticed party at the address shown for such party on the signature page hereof or, in the case of a Person who becomes a Lender after the date hereof, at the address shown on the Assignment and Acceptance by which such Person became a Lender. Any written notice or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice is actually received by the noticed party.

         15.10. CREDIT INQUIRIES. Borrower hereby authorizes and permits Agent and Lenders (but Agent and Lenders shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning Borrower or any Subsidiaries.

         15.11. TIME OF ESSENCE. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

         15.12. ENTIRE AGREEMENT; EXHIBITS AND SCHEDULES. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written. Each of the Exhibits and each of the Schedules attached hereto are incorporated into this Agreement and by this reference made a part hereof.

         15.13. INTERPRETATION. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

         15.14. OBLIGATIONS SEVERAL. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitment of any other Lender. Nothing contained in this Agreement and no action taken by Lenders pursuant hereto shall be deemed to constitute the Lenders to be a partnership, association, joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of this Agreement and any of the other Loan Documents and it shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purpose.

         15.15. GOVERNING LAW; CONSENT TO FORUM. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE IN ATLANTA, GEORGIA. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN GEORGIA, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENT'S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT'S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF THE STATE OF GEORGIA. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWER, ANY LENDER OR AGENT, BORROWER HEREBY CONSENTS AND AGREES THAT THE SUPERIOR COURT OF FULTON COUNTY, GEORGIA, OR, AT AGENT'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF GEORGIA, ATLANTA DIVISION, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES AMONG BORROWER, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER'S ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

         15.16. WAIVERS BY BORROWER. BORROWER WAIVES (I) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (II) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT ON WHICH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER AGENT MAY DO IN THIS REGARD; (III) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY

OF AGENT'S REMEDIES; (IV) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; AND (V) NOTICE OF ACCEPTANCE HEREOF. BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT'S AND LENDER'S ENTERING INTO THIS AGREEMENT AND THAT AGENT AND LENDERS ARE RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWER. BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         IN WITNESS WHEREOF, this Agreement has been duly executed in Atlanta, Georgia, on the day and year specified at the beginning of this Agreement.

ATTEST:                                BORROWER:
                                       --------

                                       RHODES, INC.

                                       By:
--------------------------------          -------------------------------------
BARBARA W. SNOW,                          Joel H. Dugan, Senior Vice President,
Assistant Secretary                       Finance and Administration
[CORPORATE SEAL]
                                       Address:

                                       4370 Peachtree Road, N.E.
                                       Atlanta, Georgia  30319
                                       Attention:  Joel H. Dugan,
                                                    Senior Vice President
                                       Telecopier No.:  (404) 264-4701
                                       --------------

                                       LENDERS:
                                       -------

                                       WACHOVIA BANK OF GEORGIA, N.A.

Revolver Commitment: $22,500,000       By:
Term Loan Commitment: $10,000,000         -------------------------------------
                                          Title:
                                                -------------------------------
                                       Address:
                                       -------

                                       191 Peachtree Street, N.E.
                                       Atlanta, Georgia  30303-1757
                                       Attention:  Kevin B. Harrison
                                       Telecopier No.:  (404) 332-6920
                                       --------------





                    [Signatures continued on following page]

                                       FLEET CAPITAL CORPORATION

Revolver Commitment: $22,500,000       By:
Term Loan Commitment: $10,000,000         -------------------------------------
                                          Title:
                                                -------------------------------

                                       Address:
                                       -------

                                       300 Galleria Parkway
                                       Suite 800
                                       Atlanta, Georgia  30339
                                       Attention:  Office Head
                                       Telecopier No.:  (770) 859-2483
                                       --------------

                                       AGENT:
                                       -----

                                       WACHOVIA BANK OF GEORGIA, N.A.,
                                       as Agent

                                       By:
                                          -------------------------------------
                                           Title:
                                                 ------------------------------

                                       Address:
                                       -------

                                       191 Peachtree Street, N.E.
                                       Atlanta, Georgia  30303-1757
                                       Attention:  Kevin B. Harrison
                                       Telecopier No.:  (404) 332-6920
                                       --------------

                                   EXHIBIT A

                             FORM OF REVOLVER NOTE
                                                                January 12, 1996
U.S. $__________.__Atlanta, Georgia

         FOR VALUE RECEIVED, the undersigned, Rhodes, Inc., a Georgia corporation (hereinafter referred to as "Borrower"), hereby unconditionally promises to pay to the order of ____________________________________ (herein, together with any subsequent holder hereof, called the "Lender") Lender's Pro Rata share of the outstanding principal amount of all Revolver Loans pursuant to the terms of the Loan Agreement referred to below on the date on which such outstanding principal amounts become due and payable pursuant to Section 5.2 of the Loan Agreement, in strict accordance with the terms thereof. Borrower likewise unconditionally promises to pay to Lender interest from and after the date hereof on Lender's Pro Rata share of the outstanding principal amount of Revolver Loans at such interest rates, payable at such times, and computed in such manner as are specified in Section 3.1 of the Loan Agreement, in strict accordance with the terms thereof.

         This Revolver Note ("Note") is issued pursuant to, and is one of the "Revolver Notes" referred to in, the Loan and Security Agreement dated the date hereof (as the same may be amended from time to time, the "Loan Agreement"), among Borrower, Wachovia Bank of Georgia, N.A. ("Agent"), as agent for the financial institutions from time to time parties thereto as lenders ("Lenders"), and such Lenders, and Lender is and shall be entitled to all benefits thereof and of all Loan Documents executed and delivered in connection therewith. The provisions of the Loan Agreement are incorporated herein by this reference. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Loan Agreement.

         The repayment of the principal balance of this Note is subject to the provisions of Section 5.2 of the Loan Agreement. The entire unpaid principal balance and all accrued interest on this Note shall be due and payable immediately upon the termination of the Commitments as set forth in Section 6.2 of the Loan Agreement.

         All payments of principal and interest shall be made in Dollars in immediately available funds as specified in the Loan Agreement.

         Upon or after the occurrence of an Event of Default, the principal balance and all accrued interest of this Note may be declared due and payable in the manner and with the effect provided in the Loan Agreement, and, during the continuance of such Event of Default, the unpaid principal balance hereof shall bear interest at the Default Rate. Borrower agrees to pay, and save Lender harmless against, any liability for the payment of, all costs and expenses, including, but not limited to, reasonable attorneys' fees, arising in connection with the enforcement by Lender of any of its rights under this Note, the Loan Agreement or any of the other Loan Documents.

         All principal amounts of Revolver Loans made by Lender to Borrower pursuant to the Loan Agreement, and all accrued and unpaid interest thereon, shall be deemed outstanding under this Note and shall continue to be owing by Borrower in accordance with the terms of this Note and the Loan Agreement.

         In no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto; and, in the event of any such payment inadvertently paid by Borrower or inadvertently received by Lender, such excess sum shall be, at Borrower's option, returned to Borrower forthwith or credited as a payment of principal, but shall not be applied to the payment of interest. It is the intent hereof that Borrower not pay or contract to pay, and that Lender not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under Applicable Law.

         Time is of the essence of this Note. To the fullest extent permitted by Applicable Law, Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

         Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Note shall be prohibited or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Lender in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Lender of any right or remedy preclude any other right or remedy. Lender, at its option, may enforce its rights against any Collateral securing this Note without enforcing its rights against Borrower, any guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to Borrower. Borrower agrees that, without releasing or impairing Borrower's liability hereunder, Lender may at any time release, surrender, substitute or exchange any Collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

         The rights and obligations of Lender and Borrower hereunder shall be construed in accordance with and governed by the laws (without giving effect to the conflict of law principles thereof) of the State of Georgia. This Note is intended to take effect as an instrument under seal under Georgia law.

         IN WITNESS WHEREOF, Borrower has caused this Note to be executed under seal and delivered by its duly authorized officers on the date first above written.

ATTEST:                                 RHODES, INC.


                                        By:
---------------------------------          ------------------------------------
Assistant Secretary                        JOEL H. DUGAN, Senior Vice President,
[CORPORATE SEAL]                           Finance and Administration

                                   EXHIBIT B

                               FORM OF TERM NOTE


U.S. $______________
                                                                January 12, 1996
                                                                Atlanta, Georgia


         FOR VALUE RECEIVED, the undersigned Rhodes, Inc., a Georgia corporation (herein called the "Borrower"), hereby promises to pay to the order of _______________________________ (herein, together with any subsequent holder hereof, called the "Lender"), the principal sum of $_________, or so much thereof as represents Lender's Pro Rata share of the outstanding principal amount of all Term Loans pursuant to the terms of the Loan Agreement referred to below, on the dates on which such outstanding principal amounts become due and payable pursuant to Section 5.3 of the Loan Agreement, in strict accordance with the terms thereof. Borrower likewise unconditionally promises to pay to Lender interest from and after the date hereof on the unpaid balance hereof at such interest rates, payable at such times and computed in such manner as are specified in Section 3.1 of the Loan Agreement, in strict accordance with the terms thereof.

         This Term Note ("Note") is issued pursuant to, and is one of the "Term Notes" referred to in, the Loan and Security Agreement, dated the date hereof (as at any time amended, the "Loan Agreement"), among Borrower, Wachovia Bank of Georgia, N.A. ("Agent"), as agent for itself and the other financial institutions from time to time parties thereto ("Lenders"), and such Lenders, and Lender is and shall be entitled to all benefits thereof and of all Loan Documents executed and delivered in connection therewith. The provisions of the Loan Agreement are incorporated herein by this reference. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Loan Agreement.

         This Note is subject to mandatory prepayment in accordance with the provisions of Section 5.3.3 of the Loan Agreement. Notwithstanding anything to the contrary contained herein, the entire unpaid principal balance of and accrued interest on this Note shall be due and payable immediately upon the termination of the Commitments as set forth in Section 6.2 of the Loan Agreement.

         All payments of principal and interest shall be made in lawful money of the United States of America in immediately available funds to Agent for Lender's benefit at the Payment Office specified in the Loan Agreement.

         Upon or after the occurrence of an Event of Default, the principal balance and all accrued interest of this Note may be declared due and payable in the manner and with the effect provided in the Loan Agreement. If this Note is collected by or through an attorney at law, then Borrower shall be obligated to pay, in addition the principal balance and accrued interest hereof, reasonable attorneys' fees, expenses and court costs. From and after the occurrence of an Event of Default, the outstanding principal amount hereof shall bear interest at the Default Rate.

         In no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto; and, in the event of any such payment inadvertently paid by Borrower or inadvertently received by Lender, such excess sum shall be, at Borrower's option, returned to Borrower forthwith or credited as a payment of principal, but shall not be applied to the payment of interest. It is the intent hereof that Borrower not pay or contract to pay, and that Lender not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under Applicable Law.

         Time is of the essence of this Note. To the fullest extent permitted by Applicable Law, Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

         Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Note shall be prohibited or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Lender in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Lender of any right or remedy preclude any other right or remedy. Lender, at its option, may enforce its rights against any collateral securing this Note without enforcing its rights against Borrower, any guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to Borrower. Borrower agrees that, without releasing or impairing Borrower's liability hereunder, Lender may at any time release, surrender, substitute or exchange any collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

         The rights and obligations of Lender and Borrower hereunder shall be construed in accordance with and governed by the laws (without giving effect to the conflict of law principles thereof) of the State of Georgia. This Note is intended to take effect as an instrument under seal under Georgia law.

         IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its duly authorized officers, on the date first above written.

ATTEST:                                 RHODES, INC.


                                        By:
---------------------------------          ------------------------------------
Assistant Secretary                        JOEL H. DUGAN, Senior Vice President,
[CORPORATE SEAL]                           Finance and Administration

                                   EXHIBIT C

                   FORM OF NOTICE OF CONVERSION/CONTINUATION

                           Date ______________,______


Wachovia Bank of Georgia, N.A., as Agent
191 Peachtree Street, N.E.
Atlanta, Georgia  30303-1757
Attention: Kevin B. Harrison

         Re: Loan and Security Agreement dated January 12, 1996, by and among Rhodes, Inc., Wachovia Bank of Georgia, N.A., as agent for certain Lenders from time to time parties thereto, and such Lenders (as at any time amended, the "Loan Agreement")

Gentlemen:

         This Notice of Conversion/Continuation is delivered to you pursuant to
Section 3.1.2 of the Loan Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Loan Agreement. Borrower hereby gives notice of its request as follows:

Check as applicable:

         [ ] A conversion of Loans from one Type to another, as follows:

                          (i) The requested date of the proposed conversion is ______________, 19__ (the "Conversion
                                  Date");

                          (ii) The Type of Loans to be converted pursuant hereto are presently __________________ [select either LIBOR Rate Loans or Prime Rate Loans] in the principal amount of $_____________ outstanding as of the Conversion Date;

                          (iii) The portion of the aforesaid Loans to be converted on the Conversion Date is $_____________ (the "Conversion Amount");

                          (iv) The Conversion Amount is to be converted into a ____________ [select either a LIBOR Rate Loan or a Prime Rate Loan] (the "Converted Loan") on the Conversion Date.

                          (v) [In the event Borrower selects a LIBOR Rate Loan:] Borrower hereby requests that the Interest Period for such Converted Loan be for a duration of _____ [insert length of Interest Period].

         [ ] A continuation of LIBOR Rate Loans for new Interest Period, as follows:

                          (i)     The requested date of the proposed
                                  continuation is _______________, 19__ (the
                                  "Continuation Date");

                          (ii) The aggregate amount of the LIBOR Rate Loans subject to such continuation is
                                  $__________________;

                          (iii) The duration of the selected Interest Period for the LIBOR Rate Loans which are the subject of such continuation is:
                                  _____________ [select duration of applicable
                                  Interest Period];

         Borrower hereby ratifies and reaffirms all of its liabilities and obligations under the Loan Documents and certifies that no Default or Event of Default exists on the date hereof.

         Borrower has caused this Notice of Conversion/Continuation to be executed and delivered by its duly authorized officer, this _______ day of ______________, 19__.

                                            RHODES, INC.


                                            By:
                                               --------------------------------

                                               Title:
                                                      -------------------------

                                   EXHIBIT D

                          FORM OF NOTICE OF BORROWING

                             Date __________, ____

Wachovia Bank of Georgia, N.A., as Agent
191 Peachtree Street, N.E.
Atlanta, Georgia  30303-1757
Attention: Kevin B. Harrison

         Re: Loan and Security Agreement dated January 12, 1996, by and among Rhodes, Inc., Wachovia Bank of Georgia, N.A., as agent for certain Lenders from time to time parties thereto, and such Lenders (as at any time amended, the "Loan Agreement")

Gentlemen:

         This Notice of Borrowing is delivered to you pursuant to Section 4.1.1 of the Loan Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Loan Agreement. Borrower hereby requests a Revolver Loan in the aggregate principal amount of $______________ to be made on _____________, _____, and to consist of:

         Check as applicable:     [ ] Prime Rate Loans in the aggregate
principal amount of $_____________

                                        [ ] LIBOR Rate Loans in the aggregate
                                           principal amount of $___________,
                                           with Interest Periods as follows:

             (i)    As to $_____________, an Interest Period of ______ month(s);

             (ii)   As to $_____________, an Interest Period of ______ months;

             (iii)  As to $_____________, an Interest Period of ______ months.

         Borrower hereby ratifies and reaffirms all of its liabilities and obligations under the Loan Documents and Borrower hereby certifies that no Default or Event of Default exists on the date hereof.

         Borrower has caused this Notice of Borrowing to be executed and delivered by its duly authorized officer, this ______ day of _____________,
_____.

                                             __________________________________

                                             By:
                                                -------------------------------

                                                Title:
                                                      -------------------------

                                   EXHIBIT E

                             COMPLIANCE CERTIFICATE

                            [Letterhead of Borrower]




                                        __________________, 19__




Wachovia Bank of Georgia, N.A., as Agent
191 Peachtree Street, N.E.
Atlanta, Georgia  30303-1757
Attention: Kevin B. Harrison


                 The undersigned, the chief financial officer of Rhodes, Inc., a Georgia corporation ("Borrower"), gives this certificate to Wachovia Bank of Georgia, N.A. ("Agent") in accordance with the requirements of Section 10.1.3 of that certain Loan and Security Agreement dated January 12, 1996, among Borrower, Agent and the Lenders referenced therein ("Loan Agreement"). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

                        1. Based upon my review of the balance sheets and statements of income of Borrower and its Subsidiaries for the [Fiscal Year] [quarterly period] ending __________________, 19__, copies of which are attached hereto, I hereby certify that:

                       (a)      Consolidated EBITDA for such period is
                                $___________;

                       (b) Consolidated Fixed Charge Coverage Ratio is ____ to ____;

                       (c)      Consolidated Net Worth is $_______________;

                       (d)      Consolidated Leverage Ratio is ____ to ____;

                       (e) Capital Expenditures during the period and for the Fiscal Year to date total $_________ for Borrower.

                        2. No Default exists on the date hereof, other than: __________________ _____________________
___________________________ [if none, so state]; and

                        3. No Event of Default exists on the date hereof, other than ____________________________________________________________
__ [if none, so state].

                        4. As of the date hereof, Borrower is current in its payment of all accrued rent and other charges to Persons who own or lease any premises where any of the Collateral is located, and there are no pending disputes or claims regarding Borrower's failure to pay or delay in payment of any such rent or other charges.



                                                 Very truly yours,



                                                 ------------------------------
                                                 Chief Financial Officer

                                   EXHIBIT F

                          OPINION LETTER REQUIREMENTS



         Borrower's counsel's opinion letter should address the following in a manner satisfactory to Agent:

1. Borrower's due incorporation, valid existence, good standing and qualification as a foreign corporation.

2.       Corporate name of Borrower.

3.       Borrower's corporate power to execute, deliver and perform the Loan
Documents.

4. Borrower's due authorization to execute, deliver and perform the Loan Documents.

5. Borrower's execution, delivery and performance of the Loan Documents do not (a) violate the articles or bylaws, (b) cause a breach or default under any agreement, (c) violate any law, regulation, judgment or order, or (d) result in or require a Lien or other encumbrance other than in favor of Agent.

6.       The number of issued and outstanding shares of stock of Borrower.

7. The Loan Documents as legal, valid and binding obligations, enforceable against all Obligors in accordance with their respective terms, subject to standard bankruptcy and other creditor's rights and equity exceptions.

8. Counsel's lack of knowledge of litigation or other proceedings, except as disclosed in Loan Agreement.

9. Absence of any registration, filing, consent or approval requirement of governmental authority in connection with the execution, delivery and performance of the Loan Documents.

10. Non-violation by the Loan Documents of any Applicable Laws relating to interest or usury.

11. Due payment of all applicable taxes and fees required to be paid in connection with the Loans, the Loan Documents, UCC-1 financing statements and other Security Documents.

12. Creation in favor of Agent of a duly perfected security interest in the Collateral described in the Security Documents.

13. Absence of violation of Section 7 of the Securities Exchange Act of 1934, as amended, any regulations issued pursuant thereto, or regulations G, T, U and X of the Board of Governors of the Federal Reserve System, by the transactions contemplated by the Loan Documents.

14. Absence of requirement under the laws of applicable states for Agent or Lenders to qualify in such states to enter into or enforce the provisions of the Loan Documents.

                                   EXHIBIT G



                       FORM OF ASSIGNMENT AND ACCEPTANCE


                            Dated as of ______, 19__



         Reference is made to the Loan and Security Agreement dated January 12, 1996 (at any time amended, the "Loan Agreement"), among RHODES, INC. ("Borrower"), WACHOVIA BANK OF GEORGIA, N.A., in its capacity as agent ("Agent") for the financial institutions from time to time party to the Loan Agreement ("Lenders"), and Lenders. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Loan Agreement.

         ______________________________________ (the "Assignor") and __________
____________________________ (the "Assignee") agree as follows:

         1. (A) Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (i) a principal amount of $________ of the outstanding Revolver Loans held by Assignor (which amounts, according to the records of Agent, represents (_______%) of the total principal amount of outstanding Revolver Loans) and (ii) a principal amount of $__________ of Assignor's Revolver Commitment (which amount includes Assignor's outstanding Revolver Loans being assigned to Assignee pursuant to clause (i) above and which, according to the records of Agent, represents (____%) of the total Revolver Commitments of Lenders under the Loan Agreement); (B) Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (i) a principal amount of $________ of the outstanding Term Loan and (ii) a principal amount of $_________ of Assignor's Term Loan Commitment (which amount includes Assignor's outstanding Term Loan Advance being assigned to Assignee pursuant to clause (i) above and which, according to the records of Agent, represents ________% of the total Term Loan Commitments of the Lenders under the Loan Agreement) (the items described in (A) and (B) above being herein collectively referred to as the "Assigned Interests"), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective from the date (the "Assignment Effective Date") on which Assignor receives both (x) the principal amount of the Assigned Interest in the Loans on the Assignment Effective Date, if any, and (y) a copy of this Agreement duly executed by Assignee. From and after the Assignment Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor's obligations in respect of Assignor's Commitments to the extent, and only to the extent, of Assignee's Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor's account in respect of the Assigned Interest shall be payable to or for Assignee's account, to the extent such amounts have accrued subsequent to the Assignment Effective Date.

         2. Assignor (i) represents that as of the date hereof, the aggregate of its Commitments under the Loan Agreement (without giving effect to assignments thereof, which have not yet become effective) is $__________, and the outstanding balance of its Loans (unreduced by any assignments thereof, which have not yet become effective) is $__________; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower, the performance or observance by Borrower of any of its obligations under the Loan Agreement or any of the Loan Documents[; and (iv) attaches the Notes held by it and requests that Agent exchange such Notes for new Notes payable to Assignee and the Assignor in the principal amounts set forth on Schedule A hereto].

         3. Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section _____ thereof, and copies of such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it shall, independently and without reliance upon the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (iv) confirms that it is eligible to become an Assignee; (v) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (vi) agrees that it will strictly observe and perform all the obligations that are required to be performed by it as a "Lender" under the terms of the Loan Agreement and the other Loan Documents; and (vii) agrees that it will keep confidential all information with respect to Borrower furnished to it by Borrower or the Assignor to the extent provided in the Loan Agreement.

         4. Assignor acknowledges and agrees that it will not sell or otherwise dispose of the Assigned Interest or any portion thereof, or grant any participation therein, in a manner which, or take any action in connection therewith which, would violate the terms of any of the Loan Documents.

         5. This Agreement and all rights and obligations shall be interpreted in accordance with and governed by the laws of the State of Georgia. If any provision hereof would be invalid under Applicable Law, then such provision shall be deemed to be modified to the extent necessary to render it valid while most nearly preserving its original intent; no provision hereof shall be affected by another provision's being held invalid.

         6. Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission or by first-class mail, shall be deemed given when sent and shall be sent as follows:

         If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

                 ----------------------
                 ----------------------
                 ----------------------

         If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

                 ----------------------
                 ----------------------
                 ----------------------
                 ----------------------


         Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

         If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

                 ----------------------
                 ABA No.
                         --------------
                 ----------------------
                 Account No.
                             ----------
                 Reference:  ----------

         If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):



                 ----------------------
                 ----------------------
                 ----------------------
                 ABA No.
                         --------------
                 For Account of:
                                 ------
                 Reference:
                            -----------

         IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed and delivered by their respective duly authorized officers, as of the date first above written.



                                               --------------------------------
                                               ("Assignor")

                                               By:
                                                   ----------------------------
                                                 Title:
                                                        -----------------------

                                               --------------------------------
                                               ("Assignee")

                                               By:
                                                   ----------------------------
                                                 Title:
                                                        -----------------------

                    SCHEDULE A TO ASSIGNMENT AND ACCEPTANCE

                                   EXHIBIT H

                                 FORM OF NOTICE



         Reference is made to (i) the Loan and Security Agreement dated January 12, 1996 (as at any time amended, the "Loan Agreement") among RHODES, INC. ("Borrower"), WACHOVIA BANK OF GEORGIA, N.A. in its capacity as agent ("Agent") for the financial institutions from time to time party to the Loan Agreement ("Lenders"), and Lenders, and (ii) the Assignment and Acceptance dated as of ____________, 19__ (the "Assignment Agreement") between __________________ (the
"Assignor") and ____________________ (the "Assignee"). Except as otherwise defined herein, capitalized terms used herein which are defined in the Loan Agreement are used herein with the respective meanings specified therein.

         The Assignor hereby notifies Borrower and Agent of Assignor's intent to assign to Assignee pursuant to the Assignment Agreement a principal amount of (i) $________ of the outstanding Revolver Loans held by Assignor, (ii) $___________ of Assignor's Revolver Commitment (which amount includes the Assignor's outstanding Revolver Loans being assigned to Assignee pursuant to clause (i) above), (iii) $_______________ of the outstanding Term Loan Advance held by Assignor, and (iv) $_____________ of Assignor's Term Loan Commitment (which amount includes Assignor's outstanding portion of the Term Loan Advance being assigned to Assignee pursuant to clause (iii) above), together with an interest in the Loan Documents corresponding to the interest in the Loans and Commitments so assigned. Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor's obligations under the Loan Agreement to the extent of the Assigned Interest (as defined in the Assignment Agreement).

         For purposes of the Loan Agreement, Agent shall deem Assignor's share of the Revolver Commitment and Term Loan Commitment to be reduced by $_________ and $__________, respectively, and Assignee's share of the Revolver Commitment and Term Loan Commitment to be increased by $_________ and $___________, respectively.

         The address of the Assignee to which notices, information and payments are to be sent under the terms of the Loan Agreement is:

                          ------------------
                          ------------------
                          ------------------
                          ------------------



         Assignee's LIBOR Lending Office address is as follows:

                          ------------------
                          ------------------
                          ------------------
                          ------------------

         This Notice is being delivered to the Borrower and Agent pursuant to
Section 13.3 of the Loan Agreement. Please acknowledge your receipt of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

         IN WITNESS WHEREOF, the undersigned have caused the execution of this Notice, as of _________________, 19__.


                                                -----------------------------
                                                ("Assignor")

                                                By:
                                                   --------------------------
                                                   Title:
                                                          -------------------

                                                -----------------------------
                                                ("Assignee")

                                                By:
                                                    -------------------------
                                                    Title:
                                                           ------------------






ACKNOWLEDGED AND AGREED TO
AS OF THE DATE SET FORTH ABOVE:

RHODES, INC.


By:
    --------------------------
   Title:
          --------------------

WACHOVIA BANK OF GEORGIA, N.A.,
as Agent


By:
    --------------------------
   Title:
          --------------------

                                 SCHEDULE 8.1.1

                               BUSINESS LOCATIONS

          2507 Dawson Road                                                   4836 14th Street West
          Albany, Georgia  31707                                             Bradenton, Florida  34207

          1071 Patton Avenue                                                 1290 Highway 7
          Asheville, North Carolina  28806                                   Charleston, South Carolina  29407

          P.O. Box 6468                                                      8570 Rivers Avenue
          Athens, Georgia  30604                                             North Charleston, South Carolina  29418

          3655 Memorial Drive                                                6191 E. Independence Boulevard
          Decatur, Georgia  30032                                            Charlotte, North Carolina  28212

          3380 Florence Road                                                 5533 Westpark Drive
          Powder Springs, Georgia  30073                                     Charlotte, North Carolina  28217

          4363 N.E. Exp. Access Road                                         4430 Tamiami Trail
          Doraville, Georgia  30341                                          Charlotte Harbor, Florida  33950

          5955 Stewart Parkway                                               6933 Lee Highway
          Douglasville, Georgia  30135                                       Chattanooga, Tennessee  37421

          2338 Henry Clower Boulevard                                        7500 Two Notch Road
          Snellville, Georgia  30278                                         Columbia, South Carolina  29204

          1680-J Highway 138                                                 3166 Macon Road
          Conyers, Georgia  30208                                            Columbus, Georgia  31907

          3360 Wrightsboro Road                                              2700 Ross Clark Circle
          Augusta, Georgia  30909                                            Dothan, Alabama  36301

          2700 19th Street North                                             4521 Chapel Hill Boulevard
          Birmingham, Alabama  35207                                         Durham, North Carolina  27707

          1686 Montgomery Highway                                            P.O. Box 35168
          Hoover, Alabama  35216                                             Fayetteville, North Carolina  28303

          1970 Bessemer Road                                                 5370 Cleveland Avenue
          Birmingham, Alabama  35208                                         Ft. Myers, Florida  33907
          1632 Center Point Road
          Center Point, Alabama  35215                                       328 Racetrack Road
                                                                             Ft. Walton, Florida  32548
          1847 Crestwood Boulevard
          Birmingham, Alabama  35210                                         2305 N.W. 13th Street
                                                                             Gainesville, Florida  32601

          3407 Highpoint Road                                                15115 Old Hickory Boulevard
          Greensboro, North Carolina  27417                                  Nashville, Tennessee  37211

          2686 Laurens Road                                                  1028 Gallatin Road, S.
          Greenville, South Carolina  29607                                  Madison, Tennessee  37115

          429 Pass Road                                                      2235 Gallatin Road, N.
          Gulfport, Mississippi  39507                                       Madison, Tennessee  37115

          2501 University Drive, N.W.                                        344 White Bridge Road
          Huntsville, Alabama  35816                                         Nashville, Tennessee  37209

          4290 Lakeland Drive, E.                                            2418 E. Colonial Drive
          Jackson, Mississippi  39208                                        Orlando, Florida  32803

          4700 Walgreen Road                                                 5510 W. Colonial Drive
          Jacksonville, Florida  32209                                       Orlando, Florida  32803

          5960 Beach Boulevard                                               420 W. State Road, #436
          Jacksonville, Florida  32207                                       Altamonte Springs, Florida  32714

          266-25 Blanding Boulevard                                          901 Landstreet Road
          Orange Park, Florida  32073                                        Orlando, Florida  32824

          4700 Walgreen Road                                                 9421 Orange Blossom Trail
          Jacksonville, Florida  32209                                       Orlando, Florida  32837

          410 North Peters Road                                              298 S. Yonge Street
          Knoxville, Tennessee  37922                                        Ormond Beach, Florida  32174

          2601 Nicholasville Road                                            1318 W. Fifteenth Street
          Lexington, Kentucky  40503                                         Panama City, Florida  32401

          P.O. Box 36126                                                     5316 N. Davis Highway
          Louisville, Kentucky  40233                                        Pensacola, Florida  32503

          2086 Eisenhower Parkway                                            527 E. Fontaine Street
          Macon, Georgia  31206                                              Pensacola, Florida  32503

          3712 Airport Boulevard                                             5920 Glenwood Avenue
          Mobile, Alabama  36608                                             Raleigh, North Carolina  27612

          2525 Eastern Bypass                                                3501 Spring Forest Road
          Montgomery, Alabama  36117                                         Raleigh, North Carolina  27604

          5295 N. Tamiami Trail                                              105 Tibet Avenue
          Naples, Florida  33940                                             Savannah, Georgia  31406


          300 W. Blackstock Road                                             11600 East 56th Avenue
          Spartanburg, South Carolina  29301                                 Denver, Colorado  80239

          5690 Campus Parkway                                                422 South Chambers Road, Building "B"
          Hazelwood, Missouri  63042                                         Aurora, Colorado  80017

          3900 Union Road                                                    2550 East County Line Road
          St. Louis, Missouri  63125                                         Littleton, Colorado  80126

          105 Commerce Lane                                                  8996 West Bowles
          Fairview Heights, Illinois  62208                                  Littleton, Colorado  80123

          411 Midrivers Mall Drive                                           9979 Wadsworth Parkway
          St. Peters, Missouri  63376                                        Westminster, Colorado  80021

          1122 Thomasville Road                                              5333 North Bannock Street
          Tallahassee, Florida  32303                                        Denver, Colorado  80216

          460 S. College Road                                                1815 North Academy Boulevard
          Wilmington, North Carolina  28403                                  Colorado Springs, Colorado  80909

          1590 Peters Creek Parkway                                          5001 South College
          Winston-Salem, North Carolina  27103                               Fort Collins, Colorado  80525

          1800 East Fifth Avenue                                             1028 8th Avenue
          Columbus, Ohio  43219                                              Greeley, Colorado  80631

          2233 S. Hamilton Road                                              655 North 1st Street
          Columbus, Ohio  43232                                              Grand Junction, Colorado  81501

          1333 Morse Road                                                    9803 Broadway
          Columbus, Ohio  43229                                              San Antonio, Texas  78217

          6569 Sawmill Road                                                  4714 Industry Park Boulevard
          Dublin, Ohio  43017                                                San Antonio, Texas  78218

          50 N. Wilson Road                                                  2627 Southwest Military Drive
          Columbus, Ohio  43204                                              San Antonio, Texas  78224

          110 Consumer Square                                                6709 Northwest Loop 410
          Shawnee Center                                                     San Antonio, Texas  78238
          Chillicothe, Ohio  45601
                                                                             1950 Bandera Road
          888 Hebron Road                                                    San Antonio, Texas  78228
          Heath, Ohio  43056
                                                                             510 East IH 10
                                                                             Seguin, Texas  78155

          5639 Airport Boulevard
          Austin, Texas  78751

          4501 South General Bruce Drive, #10
          Temple, Texas  76502

          5400 Franklin
          Waco, Texas  76710

          605 South 11th Street
          Beaumont, Texas  77701

          7122 Gateway East
          El Paso, Texas  79915

          912 Anthony Drive
          Champaign, Illinois  61821


         The following bailees, warehouseman, similar parties and consignees hold inventory of Borrower or one of its Subsidiaries:


       Name and Address of Party          Nature of Relationship         Amount of Inventory           Owner of Inventory
      NONE

                                SCHEDULE 8.1.1-A

                         SPECIFIC COLLATERAL LOCATIONS



         (a)     275-003 Harbison Boulevard
                 Columbia, South Carolina  29212

         (b)     2233 South Hamilton Road
                 Columbus, Ohio  43232

         (c)     50 North Wilson Road
                 Columbus, Ohio  43204

         (d)     8996 West Bowles
                 Littleton, Colorado  80123

         (e)     422 S. Chambers Road
                 Building "B"
                 Aurora, Colorado  80017

         (f)     1028 - 8th Avenue
                 Greeley, Colorado  80631

         (g)     9803 Broadway
                 San Antonio, Texas  78217

         (h)     1950 Bandera Road
                 San Antonio, Texas  78228

         (i)     2627 S.W. Military Drive
                 San Antonio, Texas  78224

         (j)     410 North Peters Road
                 Knoxville, Tennessee  37922

         (k)     2235 Gallatin Road North
                 Madison, Tennessee  37115

                                 SCHEDULE 9.1.1

                        JURISDICTIONS IN WHICH BORROWER
                              AND EACH SUBSIDIARY
                          IS AUTHORIZED TO DO BUSINESS


                 Name of Entity                                              Jurisdictions
                 Marks Fitzgerald & Rhodes Furniture                         Alabama
                 Weberg Furniture                                            Colorado
                 Rhodes Furniture                                            Florida
                 Rhodes Furniture                                            Georgia
                 Crossroads & Weberg Furniture                               Illinois
                 Crossroads                                                  Indiana
         (1)     Rhodes Furniture                                            Kansas
                 Crossroads                                                  Kentucky
                 Rhodes Furniture                                            Mississippi
                 Crossroads and Rhodes Furniture                             Missouri
                 Rhodes Furniture                                            North Carolina
                 Rhodes Furniture & Glick Furniture Co.                      Ohio
                 Rhodes                                                      South Carolina
                 Rhodes & Fowler's Furniture Company                         Tennessee
                 Weberg Furniture                                            Texas

         (1)     A subsidiary consisting of one store.  This is Rhodes' only subsidiary, Rhodes Furniture Co.

                                SCHEDULE 9.1.16

                                   LITIGATION


         On April 17, 1995, several individuals, as members of a purported plaintiff class of customers, filed suit in the Circuit Court of Jefferson County, Alabama against the Company and certain other defendants, including Sears, Roebuck & Company, Inc., Service Merchandise Company, Inc., Friedman's Inc., Alabama Power Company, Lowe's Home Centers, Inc., and Rex Radio and Television, Inc., alleging violations of the Code of Alabama and fraud and conspiracy arising from the sale of "extended service contracts" in connection with the credit purchase of consumer goods. In their prayer for relief, the plaintiffs seek damages equal to all principal and finance charges under the credit agreements in question, a judgment voiding the credit agreements, injunctive relief, the reimbursement of all costs associated with the action, other compensatory damages and unspecified punitive damages. The Company believes that its practices with respect to extended service contracts comply with Alabama law and it intends to vigorously defend this action.

         Due to the nature of the Company's business, it is from time to time a party to other legal proceedings arising in the ordinary course of its business, none of which, in the judgment of management, would have a material adverse effect on its operations or financial condition if adversely determined.

                                SCHEDULE 9.1.18

                                 PENSION PLANS


Plans:

1.       Rhodes, Inc. Employees' Pension Plan

2.       Rhodes, Inc. Supplemental Employees' Pension Plan

                                SCHEDULE 9.1.21

             COLLECTIVE BARGAINING AGREEMENTS; LABOR CONTROVERSIES


1. Borrower and its Subsidiaries are parties to the following collective bargaining agreements: None


             Type of Agreement                              Parties                               Term of Agreement





2. Material grievances, disputes of controversies with employees are as follows: None


                        Parties Involved                                  Nature of Grievance, Dispute or Controversy





3. Threatened strikes, work stoppages and asserted pending demands for collective bargaining are as follows: None



                        Parties Involved                                               Nature of Matter





                                SCHEDULE 10.2.4

                             AFFILIATE TRANSACTIONS

                                SCHEDULE 10.2.5

                                PERMITTED LIENS


         Liens existing on the date hereof in favor of the Noteholders, but only if and for so long as such Liens are covered by and subject to the Intercreditor Agreement between the Noteholders and Wachovia, the rights under which have been assigned by Wachovia to Agent.

                                SCHEDULE 10.2.9

                             DISPOSITION OF ASSETS





                                      -1-